Exhibit 10.1

Enclosure I

SHARE PURCHASE AGREEMENT

regarding the acquisition of

Movianto Group

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made on 31 August 2012

BETWEEN:

(1)	Celesio AG, a public stock company incorporated under the laws of Germany, with its registered office at Neckartalstraße 155, 70376 Stuttgart, Germany, registered with the commercial register of the local court Stuttgart under HRB 9517;

(“Seller 1”);

(2)	Admenta Deutschland GmbH, a limited liability company incorporated under the laws of Germany, with its registered office at Neckartalstraße 155, 70376 Stuttgart, Germany, registered with the commercial register of the local court Suttgart under HRB 720173;

(“Seller 2”);

(3)	Admenta Denmark ApS, a limited liability company incorporated under the laws of Denmark, with its registered office at Brandstrupvej 4, 2610 Rødovre, Denmark, registered under company registration number CVR-no: 29 15 05 67;

(“Seller 3”);

(4)	Admenta France S.A., a limited liability company incorporated under the laws of France, with business seat at 2, rue Galien, 93400 Saint-Ouen, France, registered with the Registry of Commerce and Companies of Bobigny under number 345 277 917;

(“Seller 4”);

(5)	OCP Portugal Produtos Farmaceuticos, S.A., a stock company incorporated under the laws of Portugal, with its registered office at Pinheiros Park II, Casal Pinheiro, 2580-507 Carregado, freguesia do Carregado, concelho de Alenquer, Portugal, taxpayer number 509040411, registered with the Registry of Companies of Maia under the same number;

(“Seller 5”);

Seller 1, Seller 2, Seller 3, Seller 4 and Seller 5 hereinafter also referred to as “Sellers”;

(6)	O&M-Movianto Nederland B.V. a limited liability company incorporated under the laws of the Netherlands, with its registered office at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands, registered with the Chamber of Commerce and Industry under registration number 55836151;

(“Purchaser 1”);

(7)	O&M-Movianto UK Holdings Ltd. a limited liability company incorporated under the laws of England and Wales, with its registered office at Broadwalk House, 5 Appold Street, London EC2A 2HA, United Kingdom, registered with the Companies House under 8179358;

(“Purchaser 2”);

(8)	O&M-Movianto France Holdings SAS a limited liability company incorporated under the laws of France, with its registered office at 76 rue de la Pompe, 75116 Paris, France, registered with the Companies’ Register of Paris under 753 422 575;

(“Purchaser 3”);

Purchaser 1, Purchaser 2 and Purchaser 3 hereinafter also referred to as the “Purchasers”;

and

(9)	Owens & Minor, Inc. a joint stock company incorporated under the laws of the Commonwealth of Virginia, with its registered office at 9120 Lockwood Boulevard, Richmond, Virginia 23116, USA, registered with the Virginia State Corporation Commission under 0419766;

(“Purchasers’ Guarantor”)

the Sellers, the Purchasers and the Purchasers’ Guarantor are hereinafter each referred to as a “Party” and collectively the “Parties”.

Table of Contents

Share Purchase Agreement

PREAMBLE		7

1.	DEFINITIONS AND INTERPRETATION	7

2.	THE SHARES IN THE MOVIANTO COMPANIES	16

2.1	Seller 1 Shares	16

2.2	Seller 2 Shares	17

2.3	Seller 3 Shares	17

2.4	Seller 4 Shares	17

2.5	Seller 5 Shares	18

3.	INTERCOMPANY DEBT	18

4.	SALE OF SHARES	19

4.1	Transfer of the Shares	20

4.1.1	German Share Transfers	20

4.1.2	Local Transfer Agreements	21

4.2	Ancillary Rights	21

4.3	Effective Date	21

4.4	Approvals	21

4.5	Employee Information and Consultation	21

5.	PURCHASE PRICE, PAYMENTS	22

5.1	Purchase Price	22

5.2	Preliminary Purchase Price	22

5.3	Closing Accounts	23

5.4	Purchase Price Adjustment	25

5.5	Preliminary Purchase Price Allocation	26

5.6	General Rules for Payments	27

6.	PAYMENT INTO ESCROW ACCOUNT	28

7.	CLOSING	28

7.1	Closing Date	28

7.2	Conditions, Sellers’ Covenants and Interim Protections	28

7.3	Actions on Closing	30

7.4	Closing Memorandum	31

7.5	Rescission	31

8.	SELLERS’ GUARANTEES	32

8.1	Sellers’ Guarantees	32

8.2	No other Guarantees	41

9.	REMEDIES	41

9.1	Remedies	41

9.2	No Double Claims	42

9.3	Purchasers’ Claim Procedure	42

9.4	Limitation of the Sellers’ Liability	42

9.5	Third Party Claim Procedure	43

10.	LIMITATION OF CLAIMS	44

10.1	Time Limitations	44

10.2	Exclusion of Statutory Limitation Rules	44

10.3	De Minimis Amount/Deductible	45

10.4	Liability Cap	45

10.5	Exclusion of Statutory Rights	45

10.6	Tax limitations	45

10.7	Indemnities limitations	46

11.	TAX	46

12.	PURCHASERS’ GUARANTEES	51

12.1	Authorization of Purchasers	52

12.2	Litigation	52

12.3	Purchasers’ Knowledge	52

13.	GUARANTEE OF THE PURCHASERS’ GUARANTOR	52

14.	INDEMNITIES	52

14.1	Domination and profit and loss pooling agreement	52

14.2	Full Receipt of all Rights and Assets	53

14.3	Transfer of Rights And Assets	53

14.4	Business Sale Agreement and the Demerger	53

14.5	Seller 1’s Indemnity re missing parts of the business	54

14.6	Purchaser 2’s Indemnity re demerged/transferred activities after Closing	54

14.7	Assets or rights which were not transferred under Business Sale Agreement or Demerger	54

14.8	Insolvency	54

14.9	Admenta Pension Scheme	55

14.10	Pension Liability	55

14.11	Licensing Agreements	55

14.12	Exclusion of Limitations	55

15.	UNDERTAKINGS OF THE PURCHASER	56

15.1	Healthcare Services SPA	56

15.2	Replacement of Collateral	57

16.	NON-COMPETE AND NON-SOLICITATION	57

16.1	Non-compete	57

16.2	Non-solicitation	59

17.	FUTURE CO-OPERATION	59

18.	ANNOUNCEMENTS, CONFIDENTIALITY AND OTHER BUSINESS MATTERS	60

18.1	Restrictions of Announcements	60

18.2	Confidentiality	60

18.3	Cooperation	61

19.	NOTICES	61

20.	MISCELLANEOUS	62

20.1	Costs	62

20.2	Entire Agreement	63

20.3	No Assignment	63

20.4	Governing Law	63

20.5	Disputes	63

20.6	Severability	64

PREAMBLE

(A)	The Sellers through their direct and indirect subsidiaries Movianto Deutschland GmbH, Movianto GmbH, Movianto Ceska republika s.r.o., Movianto Slovensko s.r.o., Movianto Nederland B.V., Movianto Schweiz AG, AVS Health Espana S.L., Movianto Espana, S.A., Celesio Manufacturer Solutions Danmark Distributors ApS (renamed Movianto Nordic ApS), Healthcare Services Group PLC, Movianto UK Ltd., Movianto Transport Solutions Limited, Healthcare Product Services Ltd., Pharmacare Logistics Ltd., Movianto France SAS, Movianto Portugal, S.A. and Movianto Belgium n.V. (such subsidiaries hereinafter individually a “Movianto Company” and collectively the “Movianto Companies”) are engaged in the business of healthcare logistics comprising a full service offering including transport, value-added services (warehousing and manufacturing), business process outsourcing (cash collection, kitting, relabeling, etc.) and distribution and specialist solutions (“Business”). A corporate structure chart showing the current ownership of the Movianto Companies is attached as Exhibit P1.

(B)	The Sellers are interested in disposing their shares in the Movianto Companies and the Purchasers intend to acquire such shares in accordance with the terms of this Agreement (“Transaction”).

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words shall have the following meanings, unless the context otherwise requires:

“Agreement” means this share purchase agreement and all Exhibits thereto;

“Affiliates” shall mean verbundene Unternehmen within the meaning of Sec. 15 German Stock Corporation Act (AktG);

“Annual Financial Statements” shall bear the meaning given to such term in Section 8.1.5;

“Balance Amount” shall bear the meaning given to such term in Section 3;

“Business” shall bear the meaning given to such term in the Preamble (A);

“Business Day” means a day (excluding Saturdays) on which banks generally are open in Frankfurt am Main, Germany, for the transaction of normal banking business;

“Business Sale Agreement” means the agreement for the sale and purchase of the business of Movianto Northern Ireland dated 18 May 2012 made between (i) AAH Pharmaceuticals Limited and (ii) Movianto UK Limited;

“Cash” means the aggregate amount of cash and cash equivalents held by the Movianto Companies (including cash balances held at rent deposits) excluding any amount already included within the Intercompany Debt, but, for the avoidance of doubt, including any amounts used for the repayment of the Intercompany Debt at Closing, as at close of business on Closing Date, as set out in the Statement and calculated in accordance with Section 5.3(a) and on the basis of the accounting policies and procedures set out in Exhibit 5.3(a);

“Celesio’s Existing Competing Activities” shall bear the meaning given to such term in Section 16.1.3(i);

“Celesio’s Existing Business” shall bear the meaning given to such term in Section 16.1.3(iii) (b);

“Closing” shall bear the meaning given to such term in Section 7.3;

“Closing Accounts” means a document in the format set out in Exhibit 5.3(a) to be prepared in accordance with Section 5.3 and on the basis of the accounting policies and procedures set out in Exhibit 5.3(a);

“Closing Actions” shall bear the meaning given to such term in Section 7.3;

“Closing Condition” shall bear the meaning given to such term in Section 7.2;

“Closing Date” shall bear the meaning given to such term in Section 7.1;

“Closing Memorandum” shall bear the meaning given to such term in Section 7.4;

“Closing Installment” shall bear the meaning given to such term in Section 5.2a);

“Collateral” shall bear the meaning given to such term in Section 15.2.1;

“Debt” means the aggregate amount of indebtedness of the Movianto Companies for borrowed monies and for finance leases from banks or similar institutions excluding the Intercompany Debt as at close of business on the Closing Date (including in each case accrued interest and penalties thereon and including any break fees which would be incurred were such facilities to be terminated at Closing), as set out in the Statement and calculated in accordance with Section 5.3 and on the basis of the accounting policies and procedures set out in Exhibit5.3(a);

“Deductible” shall bear the meaning given to such term in Section 10.3;

“De Minimis Amount” shall bear the meaning given to such term in Section 10.3;

“Demerger” means the legal demerger in accordance with the terms of a demerger plan dated 13 July 2012 pursuant to which Tjellesen Max Jenne A/S transferred its Movianto business to Celesio Manufacturer Solutions Danmark Distributors ApS (renamed Movianto Nordic ApS);

“Deloitte Step Plan” means the recapitalization step plan prepared by Deloitte setting out the required steps for the recapitalization of certain Movianto Companies prior to Closing attached as Exhibit 1 other than the steps which relate to the procurement of the repayment of the Preliminary Intercompany Debt by any OMI entity or the transfer of the shares of the Movianto Companies which have been included in the document in order to establish the sequence of events only;

“Effective Date” shall bear the meaning given to such term in Section 4.3;

“Enterprise Value” shall bear the meaning given to such term in Section 5.1(a);

“Escrow Account” shall bear the meaning as defined in the Escrow Agreement;

“Escrow Agreement” means the Escrow Agreement referred to in Section 6.1.2;

“Escrow Amount” shall bear the meaning given to such term in Section 5.2;

“Final Intercompany Debt” shall bear the meaning given to such term in Section 3;

“Firm” shall bear the meaning given to such term in Section 5.3(e);

“Group Relief” means, for UK taxation purposes, any of the following: a) relief capable of being surrendered or claimed pursuant to Part 5 of the Corporation Tax Act 2010; b) a tax refund relating to an accounting period capable of being surrendered or claimed pursuant to section 963 of the Corporation Tax Act 2010; c) the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A or section 179A Taxation of Chargeable Gains Act 1992 and the notional reallocation of gain pursuant to section 792 of the Corporation Tax Act 2009; or d) any other loss, allowance, credit, exemption, compensating adjustment, deduction or relief from or in computing Tax or any right to the repayment of Tax available between members of a group for Tax purposes;

“Healthcare Services SPA” shall bear the meaning given to such term in Section 15.1;

“Information Technology” shall bear the meaning given to such term in Section 8.1.8;

“Intellectual Property Rights” means patents, trademarks, service marks, trade and business names, internet domain names, copyrights and registered designs;

“Intercompany Debt” shall bear the meaning given to such term in Section 3;

“IT Transition Service Agreement” shall bear the meaning given to such term in Section 7.2.8;

“Key Employees” shall bear the meaning given to such term in Section 8.1.6a);

“Liability Cap” shall bear the meaning given to such term in Section 10.4;

“Long-Stop-Date” shall bear the meaning given to such term in Section 7.5;

“Losses” means any losses, costs, charges, damages, contributions, compensation, judgments, penalties, actions, proceedings, claims, fines, demands, obligations, Taxes, liabilities (including liability for any sums payable or costs incurred in order to avoid, settle or mitigate any claim, action, demand or proceedings) and reasonable expenses (including without limitation all reasonable professional adviser fees, charges and expenses);

“Material Agreements” shall bear the meaning given to such term in Section 8.1.9;

“Moral Hazard Liabilities” means (a) any obligation to make a payment or payments under a contribution notice or notices issued under section 38 of the UK Pensions Act 2004; (b) any obligation to make a payment or payments under a contribution notice or notices issued under section 47 of the UK Pensions Act 2004; and (c) any obligation or liability under a financial support direction issued under section 43 of the UK Pensions Act 2004 or any arrangements made in relation to any such financial support direction;

“Movianto Company” and “Movianto Companies” shall bear the meaning given to such terms in the Preamble (A);

“Movianto Deutschland Shares” shall bear the meaning given to such term in Section 4.1.1;

“Movianto Nordic” shall bear the meaning given to such term in Section 14.2;

“Non-Disclosed Pension Scheme” means any scheme or arrangement in relation to which the Sellers or any of the Movianto Companies by virtue of their participation in Seller 1’s corporate group prior to the Closing Date have any obligations to pay, participate in, provide or contribute towards any retirement benefits as defined in section 255(5) of the UK Pensions Act 2004 (such definition to be deemed to include all types of retirement benefit arrangements in all jurisdictions (including but not limited to occupational, personal, contractual and unfunded arrangements)) to or in respect of any person save for any obligations to provide money purchase benefits (as defined in section 181 of the UK Pension Schemes Act 1993) under the AAH Lloyds Pension Scheme;

“Party” and “Parties” shall bear the meaning given to such term in the introduction of this Agreement;

“Pension Commitments” shall bear the meaning given to such term in Section 8.1.6d);

“Pension Liability” means any Losses incurred by the Purchasers and/or any of the Movianto Companies arising out of or in connection with any Non-Disclosed Pension Scheme after the Closing Date (including without limitation any Moral Hazard Liabilities or restoration order successfully imposed in respect of any Non-Disclosed Pension Scheme on the Purchasers and/or any of the Movianto Companies by the UK Pensions Regulator in accordance with its powers under sections 38 to 52 of the UK Pensions Act 2004) or any amount of funding required to be accrued and not fully accrued by any of the Movianto Companies until the Closing Date in respect of any defined benefit pension schemes;

“Permits” shall bear the meaning given to such term in Section 8.1.13a);

“Person” shall mean any individual, legal entity (juristische Person), partnership (Personengesellschaft) or other association (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

“Preliminary Intercompany Debt” shall bear the meaning given to such term in Section 3;

“Purchase Price” shall bear the meaning given to such term in Section 5.1;

“Purchase Price Adjustment” shall bear the meaning given to such term in Section 5.1(b);

“Purchase Price Allocation” shall bear the meaning given to such term in Section 5.5;

“Purchaser 1” shall bear the meaning given to such term in the introduction of this Agreement;

“Purchaser 2” shall bear the meaning given to such term in the introduction of this Agreement;

“Purchaser 3” shall bear the meaning given to such term in the introduction of this Agreement;

“Purchasers” shall bear the meaning given to such term in the introduction of this Agreement;

“Purchasers’ Accounts” means with respect to Purchaser 1 the account in the name of the Purchaser 1, IBAN NL54CHAS0209980052 at J.P. Morgan Chase Bank, Amsterdam, the Netherlands, with respect to Purchaser 2, the account in the name of the Purchaser 2, IBAN GB36CHAS60924241035449 (GBP account) and IBAN GB36CHAS60924241035448 (EUR account) both at J.P. Morgan Chase Bank, London, UK and with respect to Purchaser 3, the account in the name of the Purchaser 3, IBAN FR7630628000010060900023602 at J.P. Morgan Chase Bank, Paris, France;

“Purchasers’ Guarantor” shall bear the meaning given to such term in the introduction of this Agreement;

“Preliminary Purchase Price” shall bear the meaning given to such term in Section 5.2;

“Preliminary Purchase Price Allocation” shall bear the meaning given to such term in Section 5.5;

“Restricted Business” shall bear the meaning given to such term in Section 16.1.2;

“Section 75 Debt” means a debt payable under section 75 or section 75A of the UK Pensions Act 1995 or any regulations made thereunder to or in respect of the Admenta Pension Scheme;

“Seller 1” shall bear the meaning given to such term in the introduction of this Agreement;

“Seller 2” shall bear the meaning given to such term in the introduction of this Agreement;

“Seller 3” shall bear the meaning given to such term in the introduction of this Agreement;

“Seller 4” shall bear the meaning given to such term in the introduction of this Agreement;

“Seller 5” shall bear the meaning given to such term in the introduction of this Agreement;

“Seller 1 Shares” shall bear the meaning given to such term in Section 2.1;

“Seller 1 Shares (1)” shall bear the meaning given to such term in Section 2.1;

“Seller 1 Shares (2)” shall bear the meaning given to such term in Section 2.1;

“Seller 1 Shares (3)” shall bear the meaning given to such term in Section 2.1;

“Seller 1 Shares (4)” shall bear the meaning given to such term in Section 2.1;

“Seller 2 Shares” shall bear the meaning given to such term in Section 2.2;

“Seller 2 Shares (1)” shall bear the meaning given to such term in Section 2.2;

“Seller 2 Shares (2)” shall bear the meaning given to such term in Section 2.2;

“Seller 3 Shares” shall bear the meaning given to such term in Section 2.3;

“Seller 4 Shares” shall bear the meaning given to such term in Section 2.4;

“Seller 4 Shares (1)” shall bear the meaning given to such term in Section 2.4;

“Seller 4 Shares (2)” shall bear the meaning given to such term in Section 2.4;

“Seller 5 Shares” shall bear the meaning given to such term in Section 2.5;

“Sellers” shall bear the meaning given to such term in the introduction of this Agreement;

“Sellers’ Account” means the account notified by the Seller 1 at least two Business Days prior to Closing;

“Sellers’ Guarantees” shall bear the meaning given to such term in Section 8.1;

“Sellers’ Knowledge” shall bear the meaning given to such term in Section 8.1.17;

“Shares” shall bear the meaning given to such term in Section 2.5;

“Statement” means the Statement in the format set out in Exhibit 5.3(a) listing the individual items of Cash, Debt, Working Capital Amount and Final Intercompany Debt as of the Closing Date;

“Target Working Capital Amount” means EUR 23,000,000;

“Tax” or “Taxes” shall mean all tax liabilities, including income taxes (personal or corporate), gross receipts taxes, franchise taxes, windfall profits taxes, capital taxes, stamp duties (both on the issuance and on the transfer of securities), transfer or other sales taxes, withholding taxes, value added taxes, employment or payroll taxes, social security contributions, property taxes, and the like and all other taxes, duties, levies or imposts, customs duties payable to any competent taxing authority in any jurisdiction (whether disputed or not), as well as any interest, penalties, costs and expenses reasonably related thereto;

“Tax Authority” shall mean any governmental authority or other body responsible for the assessment, administration or collection of Taxes;

“Tax Refund” shall mean any received payment of any Tax, any claim for a Tax credit, and any claim for repayment of any Tax including any refund of corporate income tax (Körperschaftsteuerguthaben) resulting from the former imputation tax system pursuant to section 37 of the German Corporate Income Tax Act (KStG) or any similar refund under any other jurisdiction;

“Tax Return” shall mean any return, form, declaration, report or similar document to be submitted to the Tax Authorities, including any schedule or attachment thereto.

“Territories” shall bear the meaning given to such term in Section 16.1.1;

“Third Party Claim” shall bear the meaning given to such term in Section 9.5;

“Time Limitations” shall bear the meaning given to such term in Section 10.1;

“Transaction” shall bear the meaning given to such term in the Preamble (B);

“Transition Services Agreements” shall bear the meaning given to such term in Section 7.3.3; and

“Working Capital Amount” means the aggregate value of:

(a)	the stocks or inventories of the Movianto Companies (comprising the line items “Inventories” in the Closing Accounts);

(b)	the consolidated trade and sundry debtors of the Movianto Companies (excluding any amount constituting the Intercompany Debt) (comprising the line items “Trade receivables”, “receivables from affiliates - non-interest bearing” and “other receivables” in the Closing Accounts); and

(c)	all consolidated prepaid expenses of the Movianto Companies (comprising the line item “Deferred expenses” in the Closing Accounts),

less the aggregate value of:

a.	the consolidated trade and sundry creditors of the Movianto Companies (excluding any amount constituting the Intercompany Debt) (comprising the line items “Trade payables; Advance payments”, “Payables to affiliates.-Non-Interest Bearing”, “Retirement benefit”, “Provisions-non-current”; “Provisions (current)”, “Other current liabilities” and “Deferred income” in the Closing Accounts); and

b.	all accrued expenses (excluding interest payable) of each Movianto Company (comprising the line item “ Accrued expenses” in the Closing Accounts),

in each case, as at close of business on the Closing Date and calculated in accordance with Section 5.3(a) and on the basis of the accounting policies and procedures set out in Exhibit 5.3(a);

1.2	The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.3	Capitalized terms are defined in this Agreement and such definitions shall apply to each and every use of such terms within this Agreement.

1.4	Where a German term has been inserted in quotation marks or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

1.5	Save for those Exhibits that have been included for documentation purposes only, all Exhibits to this Agreement constitute an integral part of this Agreement and any reference to this Agreement includes this Agreement and its Exhibits as a whole.

2.	THE SHARES IN THE MOVIANTO COMPANIES

2.1	Seller 1 Shares

Seller 1 holds the following shares:

(i)	100% of the issued shares in Healthcare Services Group PLC, Bedford, United Kingdom, a public limited company under the laws of England and Wales, provided that one share in Healthcare Services Group PLC is held indirectly via Seller 2, hereinafter referred to as “Seller 1 Shares (1)”; Healthcare Services Group PLC in turn holds 100% of the issued shares in Movianto UK Ltd., Bedford, United Kingdom and 100% of the issued shares in Movianto Transport Solutions Limited, Bedford, United Kingdom, and Healthcare Product Services Ltd., all limited liability companies under the laws of England and Wales. Movianto UK Ltd. in turn holds all shares in Pharmacare Logistics Ltd., Bedford, United Kingdom, a limited liability company under the laws of the United Kingdom.

(ii)	100% of the issued shares in AVS Health Espana S.L., Getafe, Spain, a limited liability company under the laws of Spain, hereinafter referred to as “Seller 1 Shares (2)”; AVS Health Espana S.L. in turn holds 100% of the issued shares in Movianto Espana, S.A., Getafe, Spain, a stock company under the laws of Spain.

(iii)	100% of the issued shares in Movianto Ceska republika s.r.o., Pdoli u Brna, Czech Republic, a limited liability company under the laws of the Czech Republic, hereinafter referred to as “Seller 1 Shares (3)”; Movianto Ceska republika s.r.o. in turn holds 85% in Movianto Slovensko s.r.o., Senec, Slovakia, a limited liability company under the laws of Slovakia (the remaining 15% of the shares being held by Movianto GmbH).

(iv)	10% of the issued shares in Movianto Deutschland GmbH, Kist, Germany, a German limited liability company being a share in the nominal amount of EUR 10,500, hereinafter referred to as “Seller 1 Shares (4)”.

The Seller 1 Shares (1) through (4) referred to under (i) through (iv) above hereinafter the “Seller 1 Shares”.

2.2	Seller 2 Shares

Seller 2 holds 100% of the issued shares in Movianto GmbH, Stuttgart, a German limited liability company (“Seller 2 Shares (1)”) and one share in Healthcare Services Group PLC (“Seller 2 Share (2)”).

Movianto GmbH in turn holds the following shares:

(i)	100% of the issued shares in Movianto Nederland B.V., Oss, a limited liability company under the laws of the Netherlands;

(ii)	100% of the issued shares in Movianto Schweiz AG, Neunegg, a stock company under the laws of Switzerland;

(iii)	90% of the issued shares in Movianto Deutschland GmbH, Kist, a German limited liability company (the remaining 10% being held by Seller 1) being a share in the nominal amount of EUR 94,500;

(iv)	15% of the issued shares in Movianto Slovensko s.r.o., Senec, Slovakia, a limited liability company under the laws of Slovakia.

2.3	Seller 3 Shares

Seller 3 holds 100% of the issued shares in Celesio Manufacturer Solutions Danmark Distributors ApS (renamed Movianto Nordic ApS), Rodovre, Denmark, a limited liability company under the laws of Denmark (“Seller 3 Shares”).

2.4	Seller 4 Shares

Seller 4 holds the following shares:

(i)	100% of the issued shares in Movianto France S.A.S., Gonesse, France, a limited liability company under the laws of France, hereinafter referred to as “Seller 4 Shares (1)”; and

(ii)	100% of the issued shares in Movianto Belgium N.V., Aalst, Belgium, a stock company under the laws of Belgium, hereinafter referred to as “Seller 4 Shares (2)”.

The shares referred to under (i) and (ii) above hereinafter the “Seller 4 Shares”.

2.5	Seller 5 Shares

Seller 5 holds 100% of the issued shares in Movianto Portugal, S.A., Maia, Portugal, a stock company under the laws of Portugal (“Seller 5 Shares”).

The Seller 1 Shares, the Seller 2 Shares, the Seller 3 Shares, the Seller 4 Shares and the Seller 5 Shares hereinafter collectively the “Shares”.

3.	INTERCOMPANY DEBT

On Closing, the Purchasers shall procure the repayment of the Intercompany Debt by or on behalf of the relevant Movianto Companies to the Sellers and/or the relevant Affiliates of the Sellers by payment of the Intercompany Debt to the Sellers’ Account or to the respective account of the relevant Seller or the relevant Affiliate of the Seller. “Intercompany Debt” means the aggregate net financial indebtedness of the Movianto Companies towards the Sellers and their Affiliates (including any accrued interest thereon), in particular all borrowings under the existing cash pool agreement as well as all borrowings under the shareholder loan agreements set out in Exhibit 3, which shows the Intercompany Debt of 30 June 2012 as an example, it being agreed between the Parties that a preliminary amount of the Intercompany Debt shall be repaid by the Purchasers or the relevant Movianto Companies at Closing and that the Seller 1 shall notify the Purchasers no later than eight Business Days prior to Closing about such amount (“Preliminary Intercompany Debt”).

The final Intercompany Debt amount to be repaid by the Purchasers in accordance with this Section 3 shall be determined in accordance with the accounting principles set forth in Section 5.3 and Exhibit 5.3(a) as of Closing. The amount so determined shall be the “Final Intercompany Debt”.

If the Final Intercompany Debt exceeds the Preliminary Intercompany Debt, the Purchasers shall pay to the Seller 1 an amount equal to such excess; if it falls short of the Preliminary Intercompany Debt, Seller 1 shall pay an amount equal to such shortfall to the Purchasers in such proportion the Purchasers shall notify to Seller 1 in writing. The excess or short-fall determining the “Balance Amount”.

The Balance Amount, if any, shall be paid within ten (10) Business Days after the Closing Account and Statement have become final and binding upon the Parties in accordance with Section 5.3. The payment of the Balance Amount shall be combined with the payment of the Purchase Price Adjustment as set out in Section 5.4(c).

Provided that prior to the Closing Date the Sellers have completed the investment of EUR 4,000,000 of share capital and share premium into AVS Health Espana S.L. and the onward investment by AVS Health Espana S.L of EUR 4,000,000 of share capital and share premium into Movianto Espana S.A. as set out in the Deloitte Step Plan, the Purchasers undertake to the Sellers that they shall, within two Business Days after and excluding the Closing Date, pay an amount of EUR 4,000,000 to the Sellers’ Account. The Parties agree that such amount shall be on account of an anticipated Balance Amount, so that in determining the amount payable under section 5.4 (c), being the combination of Balance Amount and Purchase Price Adjustment finally calculated in accordance with clause 5.3, the Parties shall add or subtract the amount of EUR 4,000,000 paid by the Purchasers.

4.	SALE OF SHARES

a)	Seller 1 hereby sells (verkauft)

(i)	the Seller 1 Shares (1) and the Seller 1 Shares (2) to Purchaser 2 under the terms and conditions of this Agreement, and Purchaser 2 hereby purchases the Seller 1 Shares (1) and the Seller 1 Shares (2).

(ii)	98 % of the Seller 1 Shares (3) corresponding to the contribution to the registered share capital of Movianto Ceska republika s.r.o. in the amount of CZK 980,000 to Purchaser 2 under the terms and conditions of this Agreement, and Purchaser 2 hereby purchases 98 % of the Seller 1 Shares (3) corresponding to the contribution to the registered share capital of Movianto Ceska republika s.r.o. in the amount of CZK 980,000.

(iii)	2 % of the Seller 1 Shares (3) corresponding to the contribution to the registered share capital of Movianto Ceska republika s.r.o. in the amount of CZK 20,000 to Purchaser 1 under the terms and conditions of this Agreement, and Purchaser 1 hereby purchases 2 % of the Seller 1 Shares (3) corresponding to the contribution to the registered share capital of Movianto Ceska republika s.r.o. in the amount of CZK 20,000.

(iv)	The Seller 1 Shares (4) to Purchaser 1 under the terms and conditions of this Agreement, and Purchaser 1 hereby purchases the Seller 1 Shares (4).

b)	Seller 2 hereby sells (verkauft)

(i)	the Seller 2 Shares (1) to Purchaser 1 under the terms and conditions of this Agreement. Purchaser 1 hereby purchases the Seller 2 Shares (1); and

(ii)	the Seller 2 Share (2) to Purchaser 2 under the terms and conditions of this Agreement, and Purchaser 2 hereby purchases the Seller 2 Share (2).

c)	Seller 3 hereby sells (verkauft) the Seller 3 Shares to Purchaser 2 under the terms and conditions of this Agreement. Purchaser 2 hereby purchases the Seller 3 Shares.

d)	Seller 4 hereby sells (verkauft)

(i)	the Seller 4 Shares (1) to Purchaser 3 under the terms and conditions of this Agreement. Purchaser 3 hereby purchases the Seller 4 Shares (1).

(ii)	one of the Seller 4 Shares (2) numbered 1 to Purchaser 1 under the terms and conditions of this Agreement, and Purchaser 1 hereby purchases one of the Seller 4 Shares (2) numbered 1.

(iii)	the Seller 4 Shares (2) numbered 2 to 100 to Purchaser 2 under the terms and conditions of this Agreement, and Purchaser 2 hereby purchases the Seller 4 Shares (2) numbered 2 to 100.

e)	Seller 5 hereby sells (verkauft) the Seller 5 Shares to Purchaser 2 under the terms and conditions of this Agreement. Purchaser 2 hereby purchases the Seller 5 Shares.

4.1	Transfer of the Shares

4.1.1	German Share Transfers

Seller 1 hereby, subject to (aufschiebend bedingt) the Closing Conditions and the Closing Actions set out in Section 7.2 and Section 7.3 having been fulfilled or waived as the case may be, transfers its title (tritt ab) in the share with a nominal value of EUR 10,500 in Movianto Deutschland GmbH (“Movianto Deutschland Shares”) with effect as of the Closing Date to Purchaser 1 under the terms and conditions of this Agreement. Purchaser 1 hereby accepts the transfer of the Movianto Deutschland Shares.

Seller 2 hereby, subject to (aufschiebend bedingt) the Closing Conditions and the Closing Actions set out in Section 7.2 and Section 7.3 having been fulfilled or waived as the case may be, transfers its title (tritt ab) in the Seller 2 Shares (1) with effect as of the Closing Date to Purchaser 1 under the terms and conditions of this Agreement. Purchaser 1 hereby accepts the transfer of the Seller 2 Shares (1).

4.1.2	Local Transfer Agreements

At Closing the Sellers shall transfer to the Purchasers the Shares attributed to them in Section 2 on the basis of the local transfer agreements as set out in Section 7.3.8.

4.2	Ancillary Rights

The sale and transfer of the Shares shall include all ancillary rights pertaining thereto (Nebenrechte), including the right to any dividends not yet distributed as of the Effective Date.

4.3	Effective Date

From Closing, title to the Shares shall pass to the Purchasers with economic effect (wirtschaftlicher Übergang) as of the Closing Date (“Effective Date”).

4.4	Approvals

The board of directors of the Purchasers’ Guarantor and the competent constitutional bodies of the Purchasers have authorized the officers of the Purchasers to enter into this Agreement to complete the Transaction as provided herein.

The competent corporate bodies of the Sellers have granted their consent to this Agreement and the Transaction.

4.5	Employee Information and Consultation

The Sellers represent that they have complied, where required, with all information and consultation obligations with regard to their respective staff representative bodies before signing of this Agreement, in accordance with the applicable laws and regulations. In particular, the works council of Movianto France SAS has been duly informed and consulted and has rendered an informed opinion (“avis”) on the project of sale of the shares of Movianto France SAS by Admenta France SA, its parent company, to Purchaser 3. A copy of the minutes is attached for documentation purposes as Exhibit 4.5/1.

The works council of Movianto Deutschland GmbH has been informed about the Transaction with letter dated 27 July 2012 and an amendment letter thereto dated 20 August 2012 attached for documentation purposes as Exhibit 4.5/2.

5.	PURCHASE PRICE, PAYMENTS

5.1	Purchase Price

The Parties agree that the purchase price shall be the aggregate of:

(a)	an amount of EUR 130,000,000 (One hundred and thirty million Euros) (the “Enterprise Value”);

(b)	PLUS the amount of Cash;

(c)	LESS the amount of Debt;

(d)	PLUS or LESS the amount by which the Working Capital Amount exceeds / falls short of the Target Working Capital Amount;

(e)	LESS the amount of the Final Intercompany Debt.

The sum of such calculation hereinafter the “Purchase Price”.

5.2	Preliminary Purchase Price

As of the date of this Agreement and based on the financial information provided by the Sellers to the Purchasers, the Parties have estimated and agreed that the Enterprise Value less Debt, less the Preliminary Intercompany Debt, plus or less the amount by which the Working Capital Amount exceeds/ falls short of the Target Working Capital Amount, plus Cash shall amount to EUR 51,784,493 (fifty one million seven hundred eighty four thousand four hundred ninety three Euros) (“Preliminary Purchase Price”).

On the Closing Date, the Purchasers shall pay the Preliminary Purchase Price in the following two installments:

a)	a partial amount of the Preliminary Purchase Price of EUR 10,000,000 (ten million Euros) (“Escrow Amount”) to the Escrow Account.

b)	the remainder of the Preliminary Purchase Price in the amount of EUR 41,784,493 to the Sellers’ Account (“Closing Installment”).

5.3	Closing Accounts

(a)	The Purchasers’ Guarantor shall procure to prepare a draft of the Closing Accounts and the Statement in the format set out in Exhibit 5.3(a), on the basis of the accounting policies and procedures that have been agreed between the parties for this purpose as set out in the “Celesio Group IFRS Accounting Manual Version 2012” that has been handed over to the Purchasers prior to this notarization (a copy of which has for documentation purposes also been included in Exhibit 5.3(a)), and deliver them to Seller 1 within 15 Business Days of Closing.

(b)	Seller 1 shall notify the Purchasers’ Guarantor in writing within 30 Business Days of receipt of such draft Closing Accounts and the Statement whether or not it accepts the draft Closing Accounts and Statement for the purposes of this Agreement.

(c)	If Seller 1 notifies the Purchasers’ Guarantor that it does not accept such draft Closing Accounts and Statement:

(i)	it shall, at the same time as it notifies the Purchasers’ Guarantor that it does not accept such draft Closing Accounts and Statement, set out in such notice in writing its reasons in reasonable detail for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Closing Accounts and the Statement in order to comply with the requirements of this Agreement; and

(ii)	the Parties shall use all reasonable endeavours to:

(A)	meet and discuss the objections of Seller 1; and

(B)	try to reach agreement upon the adjustments (if any) required to be made to the draft Closing Accounts and the Statement;

in each case, within 10 Business Days of Seller 1’s notice of non-acceptance pursuant to Section 5.3(c) (or such other time as the Parties may agree in writing).

(d)	If Seller 1 is satisfied with the draft Closing Accounts and the Statement (either as originally submitted or after adjustments agreed between the Seller 1 and the Purchasers’ Guarantor) or if Seller 1 fails to notify the Purchasers’ Guarantor of its non-acceptance of the draft Closing Accounts and the Statement within the 30 Business Day period referred to in Section 5.3(b), then the draft Closing Accounts and the Statement (incorporating any agreed adjustments, if any) shall constitute the Closing Accounts and the Statement for the purposes of this Agreement.

(e)

If Seller 1 and the Purchasers’ Guarantor do not reach agreement within the 10 Business Day period referred to in Section 5.3 (c)(ii) (or such other time as the Parties may agree in writing) then the matters in dispute (and only those) shall be referred, on the application of either Seller 1 or the Purchasers’ Guarantor, for determination by an independent firm of internationally recognised auditors/chartered accountants to be agreed upon by Seller 1 and the Purchasers’ Guarantor or failing agreement, to be selected, on the application of either Seller 1 or the Purchasers’ Guarantor, by the President of the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.), Düsseldorf, Germany or his duly appointed deputy being in office at the point in time the application is made (the “Firm”). The following provisions shall apply to such determination:

(i)	the Purchasers’ Guarantor and/or the Purchasers’ Guarantor’s accountants and Seller 1 and/or the Seller 1’s accountants shall each promptly prepare and deliver to the Firm a written statement on the matters in dispute (together with the relevant supporting documents);

(ii)	the Firm shall be requested to give its decision within 15 Business Days (or by such later date as the Firm determines) of the confirmation and acknowledgment by the Firm of its appointment hereunder;

(iii)	in giving such determination, the Firm shall state what adjustments (if any) are necessary to the draft Closing Accounts and the Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and shall give its reasons therefor;

(iv)	the Firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error), it being understood that the Firm shall neither interpret this Agreement nor decide upon legal issues unless such legal issues exclusively regard generally accepted accounting principles;

(v)	each Party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the Firm shall be borne between the Seller 1 and the Purchasers’ Guarantor in such proportions as the Firm shall in its discretion determine, taking into account the degree of success or unsuccessfulness of the respective Party pursuant to Section 91 et seq. German Code of Civil Procedure (ZPO).

(vi)	When Seller 1 and the Purchasers’ Guarantor reach (or pursuant to Section 5.3(d) are deemed to have reached) agreement on the Closing Accounts and the Statement or when the Closing Accounts and the Statement are finally determined at any stage in accordance with the procedures set out in this Section 5.3 (e) (i) - (v):

(A)	the Closing Accounts and the Statement as so agreed or determined shall be the Closing Accounts and the Statement for the purposes of this Agreement and shall be final and binding on the Parties; and

(B)	the Working Capital Amount, the Debt, the Final Intercompany Debt and the Cash in each case, shall be as set out in the Statement.

(vii)	Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this Agreement to the contrary, Seller 1 shall procure that each member of the Sellers’ Group shall, and the Purchasers’ Guarantor shall procure that each Purchaser and the Movianto Companies shall, promptly provide each other, their respective advisers, the Firm, the Purchasers’ accountants and the Sellers’ accountants with all information (in their respective possession or control) relating to the operations of the Movianto Companies including access at all reasonable times to all the Movianto Companies’ employees, books, records, and other relevant information and all co-operation and assistance, as may in any such case be reasonably required to:

(A)	enable the production of the Closing Accounts and the Statement; and

(B)	enable the Firm to determine the Closing Accounts and the Statement.

(viii)	Seller 1 and the Purchasers’ Guarantor hereby authorise each other, their respective advisers and the Firm to take copies of all information which they have agreed to provide under this Section 5.3.

(ix)	Seller 1 and the Purchasers’ Guarantor shall each bear their own costs and expenses arising out of the preparation and review of the Closing Accounts and Statement.

5.4	Purchase Price Adjustment

(a)	If on the basis of the Closing Accounts and the Statement the Purchase Price exceeds the Preliminary Purchase Price, the Purchasers’ Guarantor shall pay to Seller 1 an amount equal to such excess; if it falls short of the Preliminary Purchase Price, Seller 1 shall pay to the Purchasers’ Guarantor an amount equal to such short-fall.

(b)	Any such amount payable in accordance with Section 5.4(a) above (hereinafter referred to as the “Purchase Price Adjustment”) shall be paid as follows:

(i)	any Purchase Price Adjustment owed by the Purchasers’ Guarantor shall be paid by the Purchasers’ Guarantor to Seller 1 on behalf of the Sellers within ten (10) Business Days after the Closing Account and Statement have become final and binding upon the Parties in accordance with Section 5.3; and

(ii)	any Purchase Price Adjustment owed by the Sellers shall be paid by Seller 1 to the Purchasers’ Guarantor on behalf of the Purchasers within ten (10) Business Days after the Closing Accounts and Statement have become final and binding upon the Parties in accordance with Section 5.3.

(c)	The payment of the Purchase Price Adjustment pursuant to Section 5.4(b) shall have added or subtracted to it (as applicable) the Balance Amount as calculated pursuant to Section 3.

5.5	Preliminary Purchase Price Allocation

Seller 1 and the Purchasers’ Guarantor agree to negotiate in good faith a Tax optimized allocation of the Preliminary Purchase Price between the Movianto Companies, including any separately transferred assets or intellectual property rights (“Preliminary Purchase Price Allocation”).

If Seller 1 and the Purchasers’ Guarantor do not reach agreement within a period of ten Business Days from the date of this Agreement on a binding Preliminary Purchase Price Allocation, then the allocation of the Preliminary Purchase Price shall be referred, either on the joint application by Seller 1 and the Purchasers’ Guarantor or on application by either Seller 1 or the Purchasers’ Guarantor, for determination to an independent arbitrator to be mutually appointed by Seller 1 and the Purchasers’ Guarantor or, in case such mutual agreement cannot be reached within 5 Business Days, to be appointed by binding decision of the Institut der Wirtschaftsprüfer in Deutschland e.V. The arbitrator shall be an auditing firm of international standing. The costs and the expenses of the arbitrator shall be borne equally between the Sellers (taken together) and the Purchasers (taken together).

When Seller 1 and the Purchasers’ Guarantor reach an agreement on the Preliminary Purchase Price Allocation or when the Preliminary Purchase Price Allocation is finally determined at any stage in accordance with the procedures set out in this clause the Preliminary Purchase Price Allocation as so agreed or determined shall be the Preliminary Purchase Price Allocation for the purposes of this Agreement and shall be final and binding on the Parties and shall be the basis upon which the Sellers and the Purchasers report the sale and purchase of the Shares to each relevant Tax Authority. The Sellers and the Purchasers shall not take any position in relation to any tax audit or other investigation conducted by a Tax Authority which is inconsistent with the Preliminary Purchase Price Allocation as agreed pursuant to this clause.

Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this Agreement to the contrary, each Seller shall procure that each member of the Sellers’ group shall, and the Purchasers shall procure that each member of the Purchasers’ group and each Movianto Company shall, promptly provide each other, their respective advisers, the arbitrator and any other relevant persons with all necessary information reasonably required to enable the production of the Preliminary Purchase Price Allocation and enable the arbitrator to determine the Preliminary Purchase Price Allocation. The Sellers and the Purchasers hereby authorize each other, their respective advisers and the arbitrator to take copies of all information which they have agreed to provide under this clause.

Subject to the aforementioned clause, the Sellers, the Purchasers’ Guarantor and the Purchasers shall each bear their own costs and expenses arising out of the preparation and review of the Preliminary Purchase Price Allocation.

5.6	General Rules for Payments

5.6.1	Modes of Payment

Any payments under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement or otherwise provided by law, free of bank and/or any other charges, taxes or other deductions and the receipt of such payment on the recipient’s bank account shall constitute discharge of the relevant obligation to pay.

5.6.2	Bank Accounts

Any payments under this Agreement shall be made to the Sellers’ Account or the Purchasers’ Accounts or to such other bank accounts of which a Party has notified the other Party at least three Business Days prior to the instructions for the respective wire transfer being given.

5.6.3	Interest

If the Purchase Price or the Purchase Price Adjustment is not paid when due, default interest at the rate of 9% p.a. shall apply from the respective due date until the Purchase Price or the Purchase Price Adjustment (if applicable) has been received in full by Seller 1 or the Purchase Price Adjustment (if applicable) has been received in full by the Purchasers’ Guarantor.

5.6.4	Set-Off and Retention

The Purchasers shall not be entitled (i) to set off (aufrechnen) any rights and claims they may have under this Agreement, or (ii) to refuse to perform any obligation they may have under this Agreement on the grounds that they have a right of retention (Zurückbehaltungsrecht), unless the rights or claims of the Purchasers claiming a right of set-off or retention have been acknowledged (anerkannt) in writing by Seller 1 or have been determined by the final and non-appealable decision of the arbitral tribunal or the competent court, as the case may be, in accordance with Section 20.5.

6.	PAYMENT INTO ESCROW ACCOUNT

6.1.1	The Purchasers shall pay the Escrow Amount into the Escrow Account as defined in the Escrow Agreement to secure claims of the Purchasers in connection with the termination of certain customer agreements.

6.1.2	The funds in the Escrow Account shall be exclusively held on the terms of the Escrow Agreement attached in Exhibit 6.1.2, to be entered into following execution of this Agreement.

7.	CLOSING

7.1	Closing Date

The closing of the Transaction shall take place on the date which is five Business Days after the satisfaction or waiver (as applicable) of the last condition set out in Section 7.2 of this Agreement or such other date as mutually agreed by the Parties (the “Closing Date”).

7.2	Conditions, Sellers’ Covenants and Interim Protections

7.2.1	Closing is conditional upon:

(a)	the Preliminary Purchase Price Allocation being finally determined in accordance with the principles set forth in Section 5.5;

(b)	the Demerger is completed in accordance with the demerger plan filed with the Danish Business Authority on 16 July 2012 and the Demerger has been given legal effect and been registered with the Danish Business Authority pursuant to Sections 268 and 269 of the Danish Companies Act

(the conditions under (a) and (b) the “Closing Conditions”).

7.2.2	The conditions set out in Section 7.2.1 may only be waived upon written mutual agreement by the Seller 1 and the Purchasers’ Guarantor.

7.2.3	Seller 1 undertakes to the Purchasers to provide the Purchasers’ Guarantor with the management accounts for the month ending 31 July 2012 of each of the Movianto Companies as soon as they are finalized.

7.2.4	Seller 1 undertakes that until Closing all licenses which are used under the Transition Services Agreements and which are not directly licensed by a Movianto Company as of the date of signing this Agreement shall be transferred to the respective Movianto Company if and to the extent permitted by the respective licensors or under the respective license agreements.

7.2.5	On or before Completion the Sellers shall procure that Admenta UK plc (VAT number 222 5169 87) or one of its wholly owned Affiliates shall notify HM Revenue & Customs (copying the notice to the Purchaser 2 and the Purchasers’ Guarantor) that from the Closing Date Healthcare Services Group PLC, Movianto UK Ltd, Movianto Transport Solutions Limited, Healthcare Product Services Ltd and Pharmacare Logistics Ltd (the “UK VAT Companies”) will no longer qualify to be treated as a member of VAT group registration by or with Admenta UK plc and/or any member of Seller 1’s group to which it belonged prior to Completion (the “Seller’s VAT Group”). Immediately upon notification by HMRC Admenta UK plc or one of its wholly owned Affiliates shall inform the Purchaser 2 and the Purchasers’ Guarantor of the date (the “Cancelation Date”) from which the UK VAT Companies shall be removed from the Seller’s VAT Group. The Sellers shall procure that Admenta UK plc shall use its reasonable endeavors to procure that the Cancelation Date is the date of Closing.

7.2.6	To the extent not already finalised and agreed prior to the execution of this Agreement, the parties shall agree and finalise (i) the Term Sheets to the Transition Services Agreements which form an integral part of the Transition Services Agreements and (ii) the Transition Services Agreements, in each case by Closing. The Term Sheets shall be negotiated and agreed in a fashion such that the services provided under the Transition Services Agreements shall be provided at service levels which shall not be less than past service levels, for such time periods after Closing sufficient to enable replacement of the services with stand-alone services by Movianto Companies or a third party, and at costs which shall be consistent with the past level of costs prior to Closing. Any incremental costs related to the setup of the services at the same level as in the past due to the Transaction which are greater than past costs shall be borne by the Sellers (such as costs for transfer or procurement of software licenses, etc.), and any breakage costs or other incidental costs shall be borne by the Sellers (such as termination fees and costs, break-up fees, and the “Evolve IT Transition and Transformation Fees”), and Sellers shall not be reimbursed for depreciation and amortization on past investments, and no costs will extend past the transition periods as agreed in the Transition Services Agreements.

7.2.7	From the period between signing of this Agreement and Closing, each of the Sellers undertakes to the Purchasers to conduct the business of the Movianto Companies (including the business which is the subject of the Demerger) in all material respects in the ordinary course of business in a manner consistent with past practice and as a going concern and that none of the Movianto Companies shall take any of the actions set out in Exhibit 7.2.7 without the prior written consent of the Purchasers, it being understood that no further consent from the Purchasers will be required for any actions set out in the Deloitte Step Plan.

7.2.8	With respect to certain information technology services, these shall be provided by Seller 1 and certain of its Affiliates to the Movianto Companies and by certain Movianto Companies to certain Affiliates of Seller 1 on the basis of the information technology transition service agreement dated 31 August 2012 that has been entered into by the parties thereto prior to the execution of this Agreement (the “IT Transition Service Agreement”), a copy of the IT Transition Service Agreement is attached for documentation purposes as Exhibit 7.3.3/2.

7.3	Actions on Closing

On the Closing Date, the Parties shall meet and undertake, or cause to be undertaken, the following actions (“Closing Actions”), which shall be undertaken in the order set forth below and which shall be deemed to have been undertaken simultaneously (Zug um Zug), and thereby execute the transactions contemplated by this Agreement (“Closing”):

7.3.1	The Sellers shall deliver or procure the delivery of the duly signed resignation letters of the directors with the contents corresponding to the English language draft and the English language translations contained in Exhibit 7.3.1. Exhibit 7.3.1 also contains the original Portuguese language drafts of two of these resignation letters; these have been included for documentation purposes only.

7.3.2	Execution of the transfer and assignment agreement regarding the transfer of the trademarks and the domain names to the Purchaser 1 and execution of the IP license agreement both as set out in Exhibit 7.3.2.

7.3.3	Execution of the transition services agreements regarding certain services (other than under the IT Transition Service Agreement) of Seller 1 and its Affiliates to the Movianto Companies and of certain Movianto Companies to certain Affiliates of Seller 1 (each of which a Framework Agreement for the Supply of Certain Services), as set out in Exhibit 7.3.3/1 for the agreed time periods after Closing (such Framework Agreements for the Supply of Certain Services together with the IT Transition Service Agreement, the “Transition Services Agreements”).

7.3.4	Delivery of evidence by the Sellers that the domination and profit and loss pooling agreement between Seller 2 and Movianto GmbH dated 5 May 2006 has been terminated with effect as of the Closing Date for cause (aus wichtigem Grund) by Seller 2.

7.3.5	Payment of the Closing Installment by the Purchasers to the Sellers as defined in and in accordance with Section 5.2.

7.3.6	Payment of the Escrow Amount into the Escrow Account as defined in and in accordance with Section 5.2.

7.3.7	The Purchasers shall procure the repayment of the Preliminary Intercompany Debt by or on behalf of the relevant Movianto Company to the Sellers and/or the relevant Affiliates to the Sellers’ Account or to the respective account of the relevant Seller or the relevant Affiliate of the Seller in accordance with Section 3.

7.3.8	The Purchasers and the Sellers shall execute the local transfer deeds on the transfer of the Shares by the Sellers to the Purchasers in the form of the English language versions thereof attached hereto as Exhibit 7.3.8, it being understood that the shares in Movianto Ceska republika s.r.o. shall be transferred in one portion of 98% to Purchaser 2 and 2% to Purchaser 1 to ensure compliance with the Czech “anti-chaining” provisions. The Parties hereby agree that these transfer deeds shall be concluded solely for the purpose of effectuation of the transfer of the Shares hereunder and their registration in the competent registers, according to the laws of incorporation of the Movianto Companies, and that this Agreement shall govern the relationship between the Parties and prevail over any of the terms and conditions set out in the transfer deeds. For the avoidance of doubt, neither the Sellers nor the Purchasers shall be obliged to execute any of the local transfer deeds unless the Parties are in a position to simultaneously execute all local transfer deeds.

7.3.9	The Sellers shall deliver a duly executed copy of the side letter in the form agreed between the Parties at signing of this Agreement between Tjellesen Max Jenne A/S and Celesio Manufacturer Solutions Danmark Distributors ApS (renamed Movianto Nordic ApS) relating to the Demerger as attached hereto in Exhibit 7.3.9.

7.4	Closing Memorandum

On the Closing Date, the Parties shall confirm to each other, in writing, the effectiveness of the transfer of the Shares and the point in time at which the transfer takes effect by signing a closing memorandum substantially in the form attached hereto as Exhibit 7.4 (“Closing Memorandum”). The Closing Memorandum shall not have any constitutive effect (konstitutive Wirkung) with respect to the occurrence of any Closing Condition or Closing Action, but shall only have declaratory effect for evidentiary purposes. Seller 1 and Purchasers’ Guarantor shall each inform the notary once Closing has taken place and provide a copy of the executed Closing Memorandum to the notary via PDF file; the notary shall then submit updated lists of shareholders of Movianto GmbH and Movianto Deutschland GmbH to the commercial register.

7.5	Rescission

If the Closing has not taken place within nine (9) months after the date of signing of this Agreement, each of the Sellers and the Purchasers shall be entitled to rescind from this Agreement by written notice to the respective other Party (hereinafter “Long-Stop-Date”).

The rescission right according to this Section 7.5 may, however, not be invoked if and to the extent the relevant Party intending to rescind has frustrated (treuwidrig vereitelt) the occurrence of the Closing.

In case of a rescission pursuant to this Section 7.5, this Agreement shall be fully terminated except for Sections 18.2 and 20 which shall remain binding upon the Parties.

8.	SELLERS’ GUARANTEES

8.1	Sellers’ Guarantees

Seller 1 hereby guarantees to the Purchasers, in its own name and on its own behalf but also with respect to the other Sellers, subject to any limitations contained in this Agreement, including the remedies set out in Section 9 and the limitations set out in Section 10, in particular the Time Limitations, the De Minimis Amount, the Deductible and the Liability Cap, by way of an independent guarantee (selbständiges Garantieversprechen) irrespective of any fault (negligence) pursuant to Sec. 311 (1) German Civil Code (BGB), that the statements set forth under this Section 8.1 (“Sellers’ Guarantees”) are correct as of 23 July 2012 and as of Closing, it being understood that any actions taken in connection with the recapitalization of the Movianto Companies under the Deloitte Step Plan shall not constitute a breach of Sellers’ Guarantees.

8.1.1	Authorization of the Sellers

a)	The Sellers have the full corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby and such Transaction has been duly authorized by all necessary corporate actions on the part of the Sellers.

b)	No insolvency or similar proceedings have been, or have been threatened to be, opened regarding the Sellers’ assets, and there are no circumstances which would require or justify the opening of such proceedings. In particular, the Sellers have not become otherwise insolvent (zahlungsunfähig) or over-indebted (überschuldet).

c)	The execution or completion of this Agreement or the share transfers contemplated hereunder do not violate the articles of association or other corporate documents or any other legal obligation of the Sellers.

d)	There is no action, suit, investigation or other proceedings pending or threatened against or affecting any of the Sellers or, to the Sellers’ Knowledge, any of the Movianto Companies which in any manner challenges or seeks to prevent, enjoin or materially delay the execution or completion of this Agreement, and there are no circumstances likely to give rise to any of this.

8.1.2	Ownership of the Shares

a)	The Sellers have valid legal title to the Shares as set out in Section 2 with respect to each Seller.

b)	The Shares are duly authorized, validly issued and fully paid. They are non-assessable (i.e. there is no shareholder obligation to make an additional capital contribution). No repayment of capital contributions (Rückgewähr von Einlagen) has been effected.

c)	The Shares are not pledged or otherwise encumbered with rights of third parties. No third parties are entitled to exercise pre-emptive rights, rights of first refusal, options or other rights to purchase or acquire the Shares.

8.1.3	Corporate Organization

a)	The statements set forth in Section 2 are correct.

b)	The Movianto Companies are duly organized and validly existing under the laws of their respective jurisdiction.

c)	Complete and correct copies of the articles of association, as presently in effect, and relevant excerpts of the respective commercial registers of the Movianto Companies have been made available to the Purchasers prior to signing of this Agreement.

d)	Other than disclosed in Exhibit 8.1.3 there are no enterprise contracts (Unternehmensverträge) within the meaning of section 291 et seq. German Stock Corporation Act (Aktiengesetz) by which the Movianto Companies are bound.

8.1.4	No insolvency proceedings

No insolvency proceedings concerning the assets of the Movianto Companies have been initiated or rejected because of a lack of assets or have been, or have been threatened to be, opened regarding the Movianto Companies’ assets, and there are no circumstances which would require or justify the opening of such proceedings. In particular, none of the Movianto Companies have become otherwise insolvent (zahlungsunfähig) or over-indebted (überschuldet); provided, however, that Purchasers are aware and acknowledge that as of Closing, the Collateral as defined in Section 15.2.1 granted to or for the benefit of the Movianto Companies will terminate in accordance with Section 15.2 and that as of Closing, the Purchasers alone shall be responsible for avoiding or removing any insolvency situations in relation to the Movianto Companies.

8.1.5	Annual Financial Statements

The annual financial statements of the Movianto Companies for the financial year ending on 31 December 2011 have been prepared in compliance with the applicable statutory provisions of local GAAP (“Annual Financial Statements”). The Annual Financial Statements have been prepared on the basis of the Celesio Accounting Manual and show, in all respects, a true and fair view of the financial position and result of the operations of the Movianto Companies as of and with respect to the financial year ending on 31 December 2011 based on the facts known on the date of the auditor’s signature. No circumstances existed on 31 December 2011 which render any item in the Annual Financial Statements incorrect or incomplete.

To the Sellers’ Knowledge, the (i) monthly management accounts for each calendar month from and including January 2012 to and including 30 June 2012 of each of the Movianto Companies and (ii) special purpose financial statements relating to the Business for the period between 1 January 2011 and 31 December 2011, all as set forth in Exhibit 8.1.5, have each been prepared with due care and attention, show with reasonable accuracy the state of affairs and profit and loss of each of the Movianto Companies or the Business (as relevant) for the period in respect of which they have been prepared.

8.1.6	Employment Matters and Pensions

a)	Exhibit 8.1.6a) contains a complete and correct list of (i) all managing directors and (ii) all employees of the Movianto Companies whose gross remuneration exceeds EUR 100,000 per year (“Key Employees”). No Key Employee has given written notice of termination of his or her employment as per the signing of this Agreement. Neither the execution nor completion of this Agreement trigger any rights to any party to a contract of any Key Employee.

b)	Exhibit 8.1.6b) contains a list of all collective bargaining agreements and a list of all material works agreements (Betriebsvereinbarungen) to which the Movianto Companies are bound.

c)	There is no strike, work stoppage (Arbeitsniederlegung) or slowdown strike (Bummelstreik) with regard to the Movianto Companies and, to the Sellers’ Knowledge, no such measure is threatened against any Movianto Company.

d)	Exhibit 8.1.6d) sets out a complete and correct list of all existing pension schemes, agreements or other commitments, whether of an individual or collective nature, relating to pensions (betriebliche Altersversorgung) or other benefit payable to current or former employees and Key Employees or their spouses or dependants in the event of retirement, death or disability, other than statutory pension schemes, (“Pension Commitments”) to which any of the Movianto Companies is bound. The Pension Commitments of Movianto France SAS, Movianto GmbH and Movianto Deutschland GmbH have been evaluated in the last actuarial reports as of the date of the Annual Financial Statements which are known to the Purchasers. In the past all pensions provided by the Movianto Companies have been adjusted regularly as required under section 16 of the Germany Company Pension Act (BetrAVG) or any similar provision under any other applicable jurisdiction or contractual provision. None of the Movianto Companies is a sponsoring employer (Trägerunternehmen) or otherwise committed to provide funding to any external pension funds (Unterstützungskasse, Pensionskasse oder Pensionsfonds) or trust or other legal structure which funds any Pension Commitments.

8.1.7	Intellectual Property Rights

a)	Exhibit 8.1.7a) contains a complete and correct list of all registered and unregistered Intellectual Property Rights (including applications for registration but excluding application software) owned or licensed by the Movianto Companies.

b)	None of the Intellectual Property Rights materially infringes any third party right. Except as disclosed in Exhibit 8.1.7b), none of the Intellectual Property Rights is being contested in court or before an administrative agency.

c)	The Movianto Companies have properly maintained the Intellectual Property Rights listed in Exhibit 8.1.7a), and, in particular, have applied in a timely manner for renewals and paid when due all registration fees.

8.1.8	Information Technology

Each of the Movianto Companies either owns or holds valid leases and/or licenses, either directly or through Seller 1, to all computer hardware, software, networks and other information technology (collectively “Information Technology”) which is currently used by or necessary for such Movianto Company to conduct its business as currently conducted, except as provided differently in the IT Transition Service Agreement as set out in Exhibit 7.3.3/2. To Sellers’ Knowledge there are no defects in the Information Technology owned or used by such Movianto Company which have or are likely to have an impact which is material to the business of the Movianto Companies.

8.1.9	Material Agreements

Exhibit 8.1.9 contains a list of written agreements to which any of the Movianto Companies is a party and whose primary obligations (Hauptleistungspflichten) have not yet been completely fulfilled (“Material Agreements”):

a)	agreements relating to the acquisition or sale of interests in other companies, partnerships or businesses;

b)	loan agreements, bonds or any other instrument of debt entered into or issued by any of the Movianto Companies other than the Intercompany Debt;

c)	agreements relating to capital expenditures involving an amount of EUR 150,000 during the current financial year;

d)	agreements with customers or suppliers (warehouses and vehicle leases) for any goods and services resulting in a turnover of EUR 150,000 or more;

e)	consultancy agreements providing for an annual remuneration exceeding EUR 150,000 and contracts of employment of all Key Employees;

f)	sureties (Bürgschaften), guarantees (Garantien) or similar obligations to secure liabilities of any third party involving, individually an amount of EUR 150,000 or more;

g)	joint venture agreements, strategic alliances or other forms of co-operation relating to the Business of the Movianto Companies;

h)	agreements outside the ordinary course of business (außerhalb des gewöhnlichen Geschäftsverkehrs) or not at arm’s length; and

i)	except as covered under a) through g) above:

(i)	agreements which in each case have a value exceeding EUR 150,000;

(ii)	agreements with any of the Sellers or the Sellers’ Affiliates which in each case have a value exceeding EUR 10,000.

Unless otherwise disclosed in Exhibit 8.1.9, (i) no written notice of termination has been given with respect to any Material Agreement and (ii) neither the Movianto Companies nor any third party to any Material Agreement are in material default or material breach under any Material Agreement.

8.1.10	Real Property and Environment

a)	Exhibit 8.1.10a) contains for each of the Movianto Companies a correct and complete list of all real property (i) owned or co-owned by such Movianto Company, or (ii) subject to an inheritable building right (Erbbaurecht), in-rem lease (Dauernutzungsrecht) or similar right in favour of such Movianto Company, and correctly states for each such piece of real property the location, applicable land register or other identification data, type of legal title, co-owner, if any, and encumbrances.

b)	Except as disclosed in Exhibit 8.1.10a), each of the Movianto Companies is the sole unrestricted legal and beneficial owner of the real property and no piece of real property listed in Exhibit 8.1.10a) is (i) encumbered with any land charges or mortgages (Grundpfandrechte), planning obligations, covenants, options or other encumbrances (Belastungen), (ii) subject to any non-registered or otherwise pending transfer (Auflassung) or other disposition (Verfügung) or any sale, contribution or other contractual arrangement creating an obligation to transfer any real property or to create, change or abolish any encumbrances, or (iii) subject to any claims for restitution under the German Property Act (VermögensG) or any similar provisions under any other jurisdiction.

c)	The Movianto Companies have paid when due all real property taxes (Grundsteuern), development charges (Erschließungsbeiträge) and other public charges payable with respect to the real property listed in Exhibit 8.1.10a).

d)	Exhibit 8.1.10d) contains for each of the Movianto Companies a correct and complete list of all real property leased by such Movianto Company from any third party, and correctly states for each such piece of real property the location, size and use, the landlord and the date of the lease agreement and amendments, if any.

e)	To the Sellers’ Knowledge, there are no circumstances which would adversely restrict the continued possession or use of the real property, buildings or other fixtures.

f)	To the Sellers’ Knowledge, the condition and use of the real property does not infringe laws or the rights of any third party.

g)	The real property and the buildings and other fixtures thereupon have been properly serviced and maintained, are in good order and repair, normal wear and tear corresponding to their useful life excepted, are fit for the intended use and are in a condition adequate to conduct the business of the respective Movianto Company as currently conducted. There is no backlog of service or maintenance and, except as disclosed in Exhibit 8.1.10g), no material expenditure in excess of EUR 100,000 will be required with respect to such real property, buildings or other fixtures within the next three years.

8.1.11	Conduct of Business

Except as disclosed in Exhibit 8.1.11, the Movianto Companies have conducted their business operations in all material respects in the ordinary course of business in a manner consistent with past practice and as a going concern during the period from 31 December 2011 until the Closing Date. None of the Movianto Companies:

a)	paid or declared any dividend or provided any other benefits to any Seller or Sellers’ Affiliates;

b)	changed its accounting, including valuation and consolidation, policies or procedures;

c)	delayed or otherwise deferred payments to its suppliers for goods or services purchased beyond the terms agreed (orally or in writing) with the relevant supplier or service provider;

d)	invested in, or granted a loan to any other company or entity, other than any of the Movianto Companies;

e)	waived or otherwise abolished any right or claim with a value in excess of EUR 100,000; and

f)	delayed or otherwise deferred any capital expenditures in deviation of the capex plan of the Movianto Companies set out in Exhibit 8.1.11f).

8.1.12	Assets

Except as disclosed in Exhibit 8.1.12 and as otherwise evidenced in the Transition Services Agreements by virtue of any of the Sellers or their Affiliates providing transitional access to such assets, each of the Movianto Companies owns the tangible and intangible fixed assets necessary for the operation of its business as currently conducted.

8.1.13	Permits, Compliance

a)	Except as disclosed in Exhibit 8.1.13a), (i) each of the Movianto Companies holds all permits, licences and other public law approvals (öffentlich-rechtliche Erlaubnisse) which are necessary to conduct the Business as currently conducted (the “Permits”) and such Permits are in full force and effect (bestandskräftig), (ii) to the Sellers’ Knowledge the Permits are not challenged (angefochten) by any third party, and there are no circumstances which would justify such a challenge, and (iii) to the Sellers’ Knowledge no proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Permit have been initiated or threatened, and there are no circumstances, including the execution or completion of this Agreement, which would justify the initiation of such proceedings.

b)	Except as disclosed in Exhibit 8.1.13b), each of the Movianto Companies is and has been materially in compliance with (i) the Permits, including any ancillary provisions (Nebenbestimmungen) thereto, (ii) all applicable laws and regulations of any jurisdiction in relation to the Permits, and (iii) all, orders, decrees, or rulings of, or restrictions imposed by, any judicial, governmental or regulatory body or agency in all relevant jurisdictions with respect to the Permits. No non-compliance with the Permits, with applicable laws and regulations or with any administrative order has been alleged in writing and to the Sellers’ Knowledge there are no circumstances which would justify such allegations.

c)	Except as disclosed in Exhibit 8.1.13c), none of the Movianto Companies is subject to any administrative or criminal investigation, including related to antitrust, environment as well as health and safety, by any governmental authority, including any national competition authority and the European Commission, no such investigation has been threatened in writing and to the Sellers’ Knowledge there are no circumstances which would justify the initiation of such an investigation.

d)	Except as set forth in Exhibit 8.1.13d) none of the Movianto Companies has received, applied for or used any public grants (Zuschüsse), allowances, aids or other subsidies (Subventionen) in whatever form.

e)	The Movianto Companies are, and have been, in compliance in all material respects with each legal requirement that is or was applicable to them or to the conduct or operation of their respective businesses or the ownership or use of any of their assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by the Movianto Companies of, or a failure on the part of a Movianto Company to comply with any legal requirement. Notwithstanding the generality of the above, none of the Movianto Companies has, and none of the Sellers on behalf of the Movianto Companies has directly or indirectly given, promised, offered or authorised or accepted, requested, received or agreed to receive any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, in contravention of the United Kingdom Bribery Act 2010 or the anti-bribery and corruption laws of any jurisdiction to which any of the Sellers or the Movianto Companies are subject and in each case any related rules, regulations and guidance. The Movianto Companies have instituted, maintained and monitored policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with all applicable anti-bribery and corruption laws.

8.1.14	Insurance

a)	Exhibit 8.1.14a) contains for each of the Movianto Companies a correct and complete list of all insurance policies. The Movianto Companies have duly paid all premiums when due and are in full compliance with all material obligations (Verpflichtungen und Obliegenheiten) under the insurance policies.

b)	Except as disclosed in Exhibit 8.1.14b), there are no claims pending under any insurance policy and to Sellers’ Knowledge there are no facts which could give rise to any such claims.

8.1.15	Litigation

Except as disclosed in Exhibit 8.1.15, no lawsuit or other proceeding is pending against the Movianto Companies before any state court, arbitrator or governmental authority involving an amount in excess of EUR 250,000 or more (excluding costs and fees) in an individual case, and, to the best of the Sellers’ Knowledge, no such lawsuit or proceeding has been threatened against either of the Movianto Companies in writing.

8.1.16	Finder’s fees

The Movianto Companies have no obligation or liability to pay any fees or commissions to any broker, finder or other party in connection with the Transaction.

8.1.17	Sellers’ Knowledge

The term “Sellers’ Knowledge” shall mean the actual knowledge about facts and circumstances causing a breach of a Sellers’ Guarantee of the persons listed in Exhibit 8.1.17.

8.2	No other Guarantees

The Purchasers agree to purchase and accept the Business in the condition it is in on the Closing Date based upon their own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied guarantees, representations or warranties of any nature made by or on behalf of or imputed to the Sellers, except only for the Sellers’ Guarantees expressly set forth in Section 8.1 which are exclusively given by Seller 1, also on behalf of Seller 2, Seller 3, Seller 4 and Seller 5, the Sellers do not give or assume any guarantees and none of the Sellers’ Guarantees shall be construed as a guarantee or representation with respect to the quality of the purchase object (Garantie für die Beschaffenheit der Sache) within the meaning of Secs. 276 para 1 and 443 German Civil Code (BGB) and therefore, the Purchasers explicitly waive the application of Sec. 444 2nd alternative German Civil Code (BGB). Without limiting the generality of the foregoing, the Purchasers acknowledge that the Sellers make no guarantees, representations or warranties with respect to (i) any projections, estimates or budgets delivered or made available to the Purchasers of future revenues, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) or the future business and operations of the Movianto Companies and (ii) any other information or documents made available to the Purchasers or their counsel, accountants or other advisors with respect to the Movianto Companies, except as expressly set forth in Section 8.1.

9.	REMEDIES

9.1	Remedies

In the event of a breach of any of the Sellers’ Guarantees pursuant to Section 8.1, Seller 1 shall put the Purchasers or at the Purchasers’ election the Movianto Companies, into the same position it/they would have been in if the Sellers’ Guarantee had not been breached (Naturalrestitution) or, if this should not be possible within a period of 90 days from the receipt of the Purchasers’ claim notice pursuant to Section 9.3, pay damages for non-performance (Schadenersatz statt der Leistung). For purposes of determining the liability of Seller 1, only the actual losses incurred by the Purchasers or the Movianto Companies shall be taken into account. The Sellers shall in no event be liable for lost profits (entgangener Gewinn) or any internal costs and expenses incurred by the Purchasers or the Movianto Companies. With respect to indirect damages (mittelbare Schäden) and consequential damages (Folgeschäden) Seller 1 shall only be liable if this is a typical damage of the guarantee in question. The Parties agree that this is the case with respect to the Sellers’ Guarantees set forth in Sections 8.1 through 8.5 and 8.1.13.

9.2	No Double Claims

The Purchasers and its Affiliates (including the Movianto Companies after Closing) shall not be entitled to recover from the Sellers more than once in respect of the same loss, in particular where the same set of facts or circumstances may entitle the Purchasers to more than one claim or remedy under or in connection with the Agreement.

9.3	Purchasers’ Claim Procedure

In the event of any breach of the Sellers’ Guarantees, the Purchasers’ Guarantor shall give the Seller 1 written notice of such breach, within 90 days after the Purchasers’ Guarantor obtained knowledge stating in such notice in detail the nature thereof and the amount involved, to the extent such amount has already been determined at the time when such notice is given. Failure to timely notify Seller 1 shall reduce the Purchasers’ claim for breach of the Sellers’ Guarantees only to the extent that the Seller 1 could have reasonably mitigated any damages in case of timely notification. Without prejudice to the validity of the Purchasers’ claim or alleged claim in question, the Purchasers shall allow Seller 1 and its accountants and professional advisors to investigate the matter or circumstance alleged to give rise to such Purchasers’ claim and to reasonably request information and assistance, including access to documents and files of the Movianto Companies as Seller 1 or its accountants or other professional advisors may reasonably request.

9.4	Limitation of the Sellers’ Liability

The Sellers shall not be liable for, and the Purchasers shall not be entitled to bring any claim under or in connection with Section 8, if and to the extent that:

9.4.1	The matter to which the claim relates has been expressly taken into account in the Annual Financial Statements by way of a provision (Rückstellung), depreciation (Abschreibung), exceptional depreciation (außerplanmäßige Abschreibung), depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) or otherwise.

9.4.2	The amount of the claim is recovered from a third party or under an insurance policy in force on the Closing Date.

9.4.3	The Purchasers have caused or partially caused (verursacht oder mitverursacht) such claim or failed to mitigate damages (Sec. 254 German Civil Code (BGB)).

9.4.4	The Purchasers have violated their guarantee pursuant to Section 12.3 (Purchasers’ Knowledge).

9.4.5	The claim results from or is increased by the passing of, or any change in any law, statute, ordinance, rule, regulation, or administrative practice of any government, governmental department, agency or regulatory body, including, without prejudice to the generality of the foregoing, any increase in the rates of any taxes or any imposition of any taxes or any withdrawal or relief from any taxes not actually in effect at the Closing Date.

When calculating the amount of the liability of the Sellers under this Agreement, all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and the Sellers shall not be liable under this Agreement in any respect of any claim for any losses suffered by the Purchasers to the extent of any corresponding savings by or benefit to the Purchasers or any Affiliate of the Purchasers arising therefrom.

9.4.6	No limitations expressed in Section 8 nor in this Section 9.4 shall apply to any claims pursuant to Sections 11 and 14.

9.5	Third Party Claim Procedure

If the Purchasers are sued or threatened to be sued by a third party, including any governmental agencies, or if the Purchasers are subjected to any audit or examination by any tax authority (“Third Party Claim”), which may reasonably give rise to a claim by the Purchasers, the Purchasers’ Guarantor shall give Seller 1 without undue delay (unverzüglich) written notice of such Third Party Claim. The Purchasers shall ensure that Seller 1 shall be provided with all material information and assistance relevant in relation to the Third Party Claim and be given reasonable opportunity to comment or discuss with the Purchasers and the Purchasers’ Guarantor any measures which the Purchasers and the Purchasers’ Guarantor propose to take or to omit in connection with a Third Party Claim. In particular, the Sellers shall be given the opportunity to comment on, participate in, and review any reports, all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) e.g. of any authority. Seller 1 agrees to use all such information confidentially only for such purpose. No admission of liability shall be made by or on behalf of the Purchasers and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of Seller 1 not to be unreasonably withheld. If the Purchasers and the Purchasers’ Guarantor decide not to take any action against the Third Party Claim, Seller 1 shall be entitled with the consent of the Purchasers’ Guarantor, such consent not to be unreasonably withheld, to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of the Purchasers and the Purchasers will give all such information and assistance, as described above, including access to files and documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the Seller 1 or its professional advisers may reasonably request. Seller 1 agrees to use all such information confidentially only for such purpose. To the extent Seller 1 is in breach of the Sellers’ Guarantee, all reasonable costs and expenses reasonably incurred by the Purchasers in defending such Third Party Claim shall be borne by Seller 1. To the extent Seller 1 is not in breach, any costs and expenses reasonably incurred by the Sellers in connection with the defense shall be borne by the Purchasers.

10.	LIMITATION OF CLAIMS

10.1	Time Limitations

All claims of the Purchasers under the Sellers’ Guarantees shall be statute barred twenty four (24) months after the signing of this Agreement, except for such claims related to the Sellers’ ownership of the Shares pursuant to Section 8.1.2 which shall be statute barred five (5) years after the signing of this Agreement (“Time Limitations”). All claims of the Purchasers under the Indemnities provided by the Sellers under Section 14 shall be statute barred twelve years after signing of this Agreement.

10.2	Exclusion of Statutory Limitation Rules

Any Time Limitations shall only (i) restart (erneut beginnen) in the event of a written acknowledgment (Anerkenntnis) of the matter in dispute by Seller 1 or (ii) be repressed (gehemmt) in the event of negotiation between the Parties if so agreed between the Parties in writing or (iii) in the event of a filing of the claim with the competent court within the relevant Time Limitations.

10.3	De Minimis Amount/Deductible

Seller 1 shall only be liable under or in connection with the Sellers’ Guarantees, if the amount recoverable under the Sellers’ Guarantees with respect to the individual claim made exceeds EUR 100,000 (“De Minimis Amount”), and if and to the extent the aggregate amounts recoverable under this Agreement exceed a threshold of EUR 2,000,000 (“Deductible”).

10.4	Liability Cap

Any liability of the Seller 1 under the Sellers’ Guarantees shall be limited to EUR 32,500,000, except if related to a breach of the Sellers’ Guarantee pursuant to Section 8.1.2 for which liability shall be limited to EUR 130,000,000, and (ii) in the case of claims based on the Sellers’ fraud (Arglist) or willful misconduct (Vorsatz) (“Liability Cap”).

10.5	Exclusion of Statutory Rights

The Parties agree that the remedies which the Purchasers may have against the Sellers for breach of Sellers’ Guarantees or the Sellers’ covenants set forth in this Agreement are solely governed by this Agreement, and the remedies provided for in this Agreement shall be the exclusive remedies available to the Purchasers. Apart from the right of the Parties under Section 9, (i) any right of the Parties to withdraw (zurücktreten) from this Agreement or to require the winding up of the transactions contemplated under this Agreement (e.g. by way of großer Schadensersatz or Schadenersatz statt der Leistung), (ii) any claims for breach of pre-contractual obligations (including claims arising under Secs. 241 para 2, 311 para 2 and para 3 German Civil Code (BGB)) or ancillary obligations (including claims arising under Secs. 280, 282 German Civil Code (BGB)), (iii) frustration of contract (Störung der Geschäftsgrundlage) pursuant to Sec. 313 German Civil Code (BGB), (iv) all remedies of the Purchasers for defects of the Shares under Secs. 437 through 441 German Civil Code (BGB) and (v) any and all other statutory rights and remedies, if any, are hereby expressly excluded and waived by the Parties, except for claims for willful deceit (arglistige Täuschung) and other intentional breaches of contract (vorsätzliche Vertragsverletzungen).

10.6	Tax limitations

For the avoidance of doubt, any limitations on liability expressed in this Section 10 shall not apply to any claims made in respect of matters contained in Section 11.

10.7	Indemnities limitations

For the avoidance of doubt, any limitations on liability expressed in this Section 10 shall not apply to any claims made in respect of matters contained in Section 14.

11.	TAX

11.1.1	Seller 1 represents by way of an independent guarantee pursuant to section 311 para. 1 of the German Civil Code to the Purchasers (and to their legal successors) that the statements made in this Section 11.1.1 are materially correct and complete as of the date hereof and as of the Closing Date:

a)	The Movianto Companies and their predecessors have timely and duly filed and will timely and duly file all Tax Returns which are required to be filed by law or governmental order by them on or before the Closing Date and have complied with all other obligations with respect to any Tax matter;

b)	The Tax Returns are all materially complete, true, accurate, not misleading and do not deviate from an officially published view of any Tax Authority, and all such Tax Returns as filed disclose all Taxes required to be paid for the periods covered thereby;

c)	The Movianto Companies and their predecessors have timely paid and withheld and will timely pay and withhold up to the Closing Date all Taxes required to be paid or to be withheld when the Taxes were due and payable (whether or not such Taxes are shown on any Tax Return);

d)	All Tax records to be maintained by any of the Movianto Companies have been properly and completely stored by the respective Movianto Company and are in all respects correct, complete and up-to-date;

e)	There is no dispute existing or threatened between any of the Movianto Companies and any Tax Authority and none of the Movianto Companies are currently subject to any Tax audit, investigation or examination by a Tax Authority and the Movianto Companies have not received any announcement (whether in writing or verbally) of a forthcoming Tax audit, investigation or examination by a Tax Authority;

f)	None of the Movianto Companies have extended their respective statutes of limitations period in respect of any Taxes;

g)	None of the Movianto Companies has been a real property holding corporation for purposes of the US Internal Revenue Code section 897(c)(2);

h)	Except for Denmark and the UK, none of the Movianto Companies has been or is currently a party to or bound by a tax sharing or allocation agreement (for the avoidance of doubt, a German Profit-and-Loss-Distribution-Agreement (Ergebnisabführungsvertrag) is not meant to be a tax sharing or allocation agreement in this sense);

i)	Except for Denmark, the UK and Germany none of the Movianto Companies is a member of any affiliated, consolidated, combined or similar group for Tax purposes under which any such entity is jointly and severally liable for the Taxes of other members of such group by law, contract or otherwise;

j)	None of the Movianto Companies will be required to include any item of income or exclude any item of deduction from taxable income for any post Effective Date period as a result of (i) changes in methods of accounting implemented by the Seller, or implemented by a Movianto Company before the Closing Date, (ii) a closing or settlement agreement with any Taxing Authority executed prior to the Closing Date, (iii) any intercompany transactions entered into before the Closing Date, (iv) any instalment of open transactions occurring prior to the Closing Date, and (v) any prepaid amount received on or prior to the Closing Date on the Closing Date;

k)	There are no facts or other circumstances existing or having arisen up to the Closing Date which have or may have led to an invalidity, cancellation or removal of a binding ruling (verbindliche Auskunft) of a Tax Authority or a similar measure (clearance) of any non-German Tax Authority granted to any of the Movianto Companies;

l)	None of the Movianto Companies are subject to an increase of corporate income tax (Körperschaftsteuererhöhungsbetrag) resulting from the former imputation tax system pursuant to section 38 German Corporate Income Tax Act (KStG) or are or will be subject to any similar non-German taxation;

m)	None of the Movianto Companies have a payment obligation due to an input VAT adjustment (Vorsteuerberichtigung) according to section 15 of the German Value Added Tax Act (UStG) due to input VAT refunds claimed for an event having occurred prior to or at the Closing Date;

n)	The Movianto Companies will neither become liable to any Taxation in consequence of the execution or completion of this Agreement nor will the Movianto Companies lose any Tax benefit or the benefit of any concession or clearance (for the avoidance of doubt, however, real estate transfer taxes are borne by the Purchasers in accordance with Section 20.1. of this Agreement), this shall, however, not apply to any actions taken in connection with the recapitalization of the Movianto Companies in order to prepare the repayment of the Intercompany Debt as proposed in the Deloitte Step Plan;

o)	None of the Movianto Companies has reduced the tax base of any asset by way of a write-off which has not yet been recaptured.

11.1.2	The Sellers undertake not to change their current practice of tax reporting and compiling and filing tax returns (in particular with regard to tax elections and settlements) which may have any impact on the Purchasers or on any Movianto Company.

11.1.3	Seller 1 shall indemnify and hold the Purchasers and/or, at the Purchaser’s election, the Movianto Companies harmless from and against all Taxes, costs and expenses (including reasonable fees of legal and tax consultants) incurred by the Purchasers and/or any of the Movianto Companies as a result of or in connection with:

a)	any (partial or full) breach or incorrectness of any guarantee given in Section 11.1.1;

b)	any breach of the undertaking made in Section 11.1.2; and

c)	any liability of any of the Movianto Companies for Taxes or in respect of Taxes (whether by law, contract or otherwise) relating to a period ending on or before the Closing Date not limited or excluded under Section 11.1.4. Straddle Period: If the Closing Date is not identical with the end of the financial year of the respective Movianto Company, the following shall apply: the financial year of the respective Movianto Company shall be divided up into two periods: a first one beginning at the beginning of the respective financial year in which the Closing Date falls and ending on the Closing Date and a second one beginning at the day following the Closing Date; the first period shall be treated as a period for which any income taxes of the respective Movianto Company shall be assessed for tax purposes with any taxes attributable to that period being borne by the Sellers; any other regularly payable taxes which are not assessed on the basis of the financial year of the respective Movianto Company shall be apportioned on the basis of a total of 365 days to a first period beginning on the first day of the calendar year into which the Closing Date falls and ending on the Closing Date and a second period starting on the day after the Closing Date; any taxes attributable to the first period shall be borne by the Sellers;

d)	the book settling of the Intercompany Debt which would not have arisen in case of cash settling of the Intercompany Debt.

e)	the repayment of the Intercompany Debt except for any bank fees and financing costs incurred by the Movianto Companies or the Purchasers or their Affiliates in connection with the repayment of the Intercompany Debt and except for any Taxes which would not have come into existence but for the implementation of the recapitalization of the Movianto Companies as proposed in the Deloitte Step Plan.

f)	the loss in whole or in part of the right to receive any payment for Group Relief to the extent that the payment or right to receive such payment has been reflected in the net assets of the Movianto Companies as shown by the Completion Accounts, in which case the amount of the liability shall be the amount of such payment; and

g)	any liability to make any payment for Group Relief to the extent that the surrender of such Group Relief for no payment has been reflected in the net assets of the Movianto Companies as shown by the Completion Accounts, in which case the amount of the liability shall be the amount of such liability.

11.1.4	The Sellers shall not be required to indemnify the Purchasers from any Taxes if and to the extent such Taxes

a)	have been paid or been specifically provided as Tax liability or Tax provision in the Annual Financial Statements until the Closing Date;

b)	are the subject of a valid and enforceable claim of the Purchasers or the Movianto Companies for refund or indemnification against a third party;

c)	result from a change of laws after the Closing Date;

d)	result from (i) any change in the accounting and taxation principles or practices of the Movianto Companies (including methods of submitting Tax returns) introduced after the Closing Date, or (ii) any transaction, action or omission (including but not limited to the change in the exercise of any Tax election right, the approval or implementation of any reorganisation measure or the sale of any asset) taken by the Purchasers, the Movianto Companies or any member of the Purchasers’ group after the Closing Date, unless the change is required by mandatory law or applicable GAAP or where such change in the filing policy for Tax periods beginning on or after the Closing Date is the outcome of a tax court judgment; or

e)	results according to Section 11.1.10 from the Purchasers’ request for a change, which is not legally required, of prepared drafts of the Tax Returns relating to pre Effective Date time periods.

Seller 1 shall only be liable under this Section 11 if the aggregate amount of all such Tax indemnification claims exceeds the aggregate amount of liabilities and provisions in respect of Taxes included in the Annual Financial Statements.

11.1.5	For the avoidance of doubt, in case of legal succession Seller 1 is obliged to indemnify and hold harmless the legal successors of the Purchasers and/or any of the Movianto Companies respectively. The Sellers’ indemnification obligation in respect of any Tax pursuant to Section 11.1.3 shall be reduced by the net present value of any Tax Benefit (as defined below) of the Movianto Companies or any member of the Purchasers’ group in any period after the Effective Date which relates to such Tax or to any event or circumstance resulting in such Tax (e.g. in case of an adjustment of any depreciation period or if an accrual is recognised as a deductible expense only for periods after the Effective Date). “Tax Benefit” means any reduction of taxable income or any item that would reduce taxable income (including any increase of a Tax loss). Any such Tax Benefit shall be calculated on the basis of a fixed tax rate of 25 % for all income Taxes assuming a period of 10 years in which a Tax Benefit shall be deemed to be available unless a shorter useful life applies for tax purposes and using an interest rate of 8%.

11.1.6	Each such claim of the Purchasers against Seller 1 for payment of indemnifiable Taxes is due and payable fifteen Business Days after Seller 1 has been notified by the respective Purchasers in writing about the payment obligation. Any potential objections or other legal proceedings against a Tax assessment or Tax payment obligation shall not entitle Seller 1 to delay any indemnification payment or action to hold harmless unless the Tax authorities have granted stay of execution.

11.1.7	If any of the Movianto Companies receives a Tax Refund payment from the Tax Authorities which is allocable to any periods up to and including the Effective Date by way of cash payment or by way of set-off against Taxes allocable to periods after the Effective Date, such Tax Refund shall be paid by the Purchasers to Seller 1. The respective Purchasers shall notify Seller 1 in writing of the receipt of any Tax Refund or the relevant decision by the Tax Authority resulting in a Tax Refund. Any amount payable to Seller 1 pursuant to this Section 11.1.7 shall be due and payable within fifteen Business Days after the Tax Refund has been received by the Purchasers or the respective Movianto Company or in the event that the Tax Refund is granted by way of set-off against Taxes allocable to periods after the Effective Date, after the respective Taxes which are reduced by the set-off have become or would have become due. The Tax Refund is payable to Seller 1 on the Sellers’ Account. For the avoidance of doubt this clause shall only apply to Tax Refunds which have not been recorded in the Annual Financial Statements.

11.1.8	Claims within the meaning of Section 11.1.3 and Section 11.1.7 which are due and payable shall be set off against each other.

11.1.9	Any payments made by Seller 1 or the Purchasers respectively pursuant to this Section 11 shall be treated by the Parties as an adjustment of the Purchase Price.

11.1.10	The Sellers shall prepare drafts of the Tax Returns relating to pre Effective Date time periods which are in line with past practice and all applicable legal and administrative requirements, and provide such drafts to the Purchasers and the Purchasers’ Guarantor for review within 6 weeks of their due date for filing. The Purchasers shall be entitled to make such changes as are legally required or are in the best interest of the relevant Movianto Company, and shall give the Sellers the opportunity to review and comment within a time period of 10 Business Days. The Purchasers shall take into account valid comments made by the Sellers; if after 10 Business Days no comments have been received by the Seller, the amended version of the relevant Tax Return is deemed to be agreed. The Purchasers shall procure that the relevant Movianto Company files the Tax Return.

11.1.11	The Purchasers and the Sellers shall fully cooperate with each other with respect to any Tax matter relating to any Tax assessment period ending on or before the Closing Date and shall in particular give or cause to be given to each other, upon request, and each at their own expense, as promptly as practicable, such information and assistance, including the right to examine and copy books and records, documents or other materials including relevant working papers, relating to the Movianto Companies as is necessary for the filing of any Tax Return and for the preparation of any Tax audit, including making employees available on a mutually convenient basis to provide additional information and explanations of any material hereunder.

11.1.12	To the extent that the facts and circumstances giving rise to indemnifiable Taxes also give rise to a claim under the Sellers’ Guarantees pursuant to Section 7, claims under this Section 11 shall be made in priority to claims under the Sellers’ Guarantees. Any limitation under Section 10 does not apply to claims under this Section 11.

11.1.13	Claims pursuant to this Section 11 shall become time-barred six months after the date upon which the assessment of the respective Taxes becomes finally binding and non-appealable (bestandskräftig) and can no more be changed by the Tax Authority.

12.	PURCHASERS’ GUARANTEES

The Purchasers hereby guarantee to the Sellers by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Sec. 311 (1) German Civil Code (BGB) that the statements set forth hereinafter are correct as of the signing of this Agreement.

12.1	Authorization of Purchasers

The execution, delivery and performance by the Purchasers and the consummation of the transactions contemplated under this Agreement are within the Purchasers’ corporate powers and have been duly authorized by all necessary corporate actions on the part of the Purchasers.

12.2	Litigation

There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Purchasers, threatened against or affecting the Purchasers before any court or arbitrator or governmental body, agency or official body which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated under this Agreement.

12.3	Purchasers’ Knowledge

The Purchasers guarantee that neither it, nor its Affiliates, agents or advisers, have actual knowledge as at 22 July 2012 of any fact which was disclosed to the Purchasers or their Affiliates or their agents or advisers during the due diligence process conducted in connection with the Transaction, in relation to which the Purchasers will make a claim against the Sellers under the Sellers’ Guarantees at any time after the date of this Agreement.

13.	GUARANTEE OF THE PURCHASERS’ GUARANTOR

The Purchasers’ Guarantor hereby irrevocably, independently and unconditionally guarantees (selbständiges Garantieversprechen) to the Sellers the due and timely performance and observance by the Purchasers of all their obligations under this Agreement and undertakes to indemnify the Sellers against all losses and dangers incurred by the Sellers arising from a failure of the Purchasers to perform and/or to observe any of their obligations under this Agreement.

14.	INDEMNITIES

14.1	Domination and profit and loss pooling agreement

Purchaser 1 shall indemnify and keep indemnified the Seller 1 and the Seller 2 from any obligation or liability under the domination and profit and loss pooling agreement between Seller 2 and Movianto GmbH dated 5 May 2006, including any obligation to furnish security to any creditor of Movianto GmbH or Movianto Deutschland GmbH as a result of termination of the domination and profit and loss pooling agreement, in relation to periods after the Closing Date. The Seller 1 shall indemnify and keep indemnified Purchaser 1 from any obligation or liability under such domination and profit and loss pooling agreement that came into existence prior to the Closing Date.

14.2	Full Receipt of all Rights and Assets

Seller 1 confirms to Purchaser 2 that Movianto UK Limited and Celesio Manufacturer Solutions Danmark Distributors ApS (renamed Movianto Nordic ApS) (“Movianto Nordic”), by virtue of the Business Sale Agreement and the Demerger respectively, validly and fully received all rights and assets which are used by the Northern Irish, Castlereagh Pharmaceuticals and Nordic businesses associated with the Movianto Companies, that such rights and assets are the only ones necessary for the operation of such businesses and that no liabilities were transferred other than those relating exclusively to the businesses transferred. Seller 1 shall indemnify and compensate Purchaser 2 against/for all Losses which the Purchasers or any Movianto Company may suffer or incur directly or indirectly arising out of or in respect of any breach of the aforementioned confirmation irrespective of whether or not this is caused by any actions or omissions by or fault of Seller 1 or its Affiliates or by other circumstances.

14.3	Transfer of Rights And Assets

If Seller 1 is in breach of Section 14.2, with respect to the Business Sale Agreement or the Demerger (as applicable) additionally it shall or shall procure the transfer of any such right or asset which was not transferred, or re-assumption of any liability which was transferred, pursuant to the Business Sale Agreement or Demerger (as applicable) to Movianto UK Limited or Movianto Nordic respectively for no separate consideration, provided always that Seller 1 shall be responsible for all costs and expenses incurred by Purchaser 2 or any of the Purchaser 2 and its Affiliates in giving effect to such transfer or re-assumption.

14.4	Business Sale Agreement and Demerger

In connection with the transaction constituted by the Business Sale Agreement and the Demerger, Seller 1 shall discharge and hereby undertakes to indemnify and compensate Purchaser 2 and its Affiliates (including the Movianto Companies after the Closing Date) against all liabilities, obligations, costs, claims and demands arising from or in respect of:

(a)	any employee of AAH Pharmaceuticals Limited or Tjellesen Max Jenne A/S who was not included as an “Employee” as defined in the Business Sale Agreement or in the Demerger documentation;

(b)	any obligation to elect representatives and to inform and consult representatives of the “Employees” (as defined in the Business Sale Agreement or in the Demerger documentation); and

(c)	any breach of the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 and of the Danish Act on Transfer of Undertakings (Protection of Employment) (in Danish “Virksomhedsoverdragelsesloven”).

14.5	Seller 1’s Indemnity re missing parts of the business

Seller 1 will be responsible for and shall indemnify Purchaser 2 against all other claims made against Movianto UK Limited or Movianto Nordic concerning the part of AAH Pharmaceuticals Limited’s or Tjellesen Max Jenne A/S’s businesses which are not part of the business of the Movianto Companies.

14.6	Purchaser 2’s Indemnity re demerged/transferred activities after Closing

Purchaser 2 shall be responsible for and shall indemnify Seller 1 against all claims made against Tjellesen Max Jenne A/S or AAH Pharmaceuticals Limited concerning the demerged/transferred activities after the Closing Date.

14.7	Assets or rights which were not transferred under Business Sale Agreement or Demerger

Following Closing Seller 1 shall from time to time forthwith upon request from Purchaser 2 at Seller 1’s expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to Purchaser 2 for the purpose of vesting in Purchaser 2 or the relevant Movianto Company the full right and title to any assets or rights which were not transferred, but should have been transferred pursuant to the Business Sale Agreement or Demerger (as applicable).

14.8	Insolvency

The Purchasers shall indemnify and compensate the Sellers against any losses, damages, costs and expenses that the Sellers and/or any of their Affiliates may suffer or incur in case any of the Movianto Companies becomes insolvent within a period of 2 years following the Closing Date unless (i) the Sellers have not complied with the insolvency representations and warranties given in this agreement under Section 8.1.4; or (ii) there have been any actions within a time period of two years prior to the Closing Date that are challengeable under the respective insolvency law applicable to the respective Movianto Company, except for any actions provided for under this

Agreement, in particular but not limited to the repayment of the Intercompany Debt or the implementation of the recapitalisation steps according to the Deloitte Step Plan or (iii) the Sellers have not complied with any other representations and warranties included in this agreement and this non-compliance has caused the insolvency of the respective Movianto Company.

14.9	Admenta Pension Scheme

The Sellers shall indemnify and keep indemnified Movianto UK Limited against all Losses, which Movianto UK Limited may suffer or incur directly or indirectly arising out of or in respect of the Admenta Pension Scheme including but not limited to:

(a)	any and all Moral Hazard Liabilities; and/or

(b)	any Section 75 Debt; and/or

(c)	any other amount which AAH Pharmaceuticals Limited recovers from Movianto UK Limited pursuant to the Business Sale Agreement.

14.10	Pension Liability

The Sellers shall indemnify and keep indemnified the Purchasers and the Movianto Companies in full and on demand against all Losses which the Purchasers and/or any of the Movianto Companies may suffer, sustain, incur, pay or be put to by reason or on account of or arising in respect of a Pension Liability.

14.11	Licensing Agreements

The Sellers shall indemnify and keep indemnified the Purchasers and the Movianto Companies in full and on demand against all Losses which the Purchasers and/or any of the Movianto Companies may suffer, sustain, incur, pay or be put to by reason or on account of or arising in respect of (i) any violation of those license agreements in connection with any services provided under the Transition Services Agreements and (ii) for any license fees to be paid by any Movianto Company in connection with any services provided under the Transition Services Agreements for the time periods as agreed in the Transition Services Agreements. This shall, however, not apply to the extent such Losses have occurred without a default on the part of the Sellers or their Affiliates.

14.12	Exclusion of Limitations

The limitations set out in Section 9 and 10 with the exception of the time limitation set out in Section 10.1 shall not apply to a claim for the indemnities given pursuant to this Section 14 and shall be on a Euro per Euro basis irrespective of any fault (negligence) of the Sellers.

15.	UNDERTAKINGS OF THE PURCHASER

15.1	Healthcare Services SPA

Purchaser 2 undertakes to adhere to the obligations of Seller 1 under Section 7.2 (g) of the share purchase agreement between Allan James Fall and others and Seller 1 regarding the acquisition of Healthcare Services Group PLC by Seller 1 dated 15 December 2004 (“Healthcare Services SPA”) which comprise the following:

From Closing and thereafter only during the term of the lease agreements between Movianto UK Limited (formerly Healthcare Logistics Limited) and each of Herrington Holdings Limited (dated 27 November 2003) and Kirklington Property Developments Limited (dated 27 November 2003) for the Bedford A and B buildings at Progress Park, Bedforshire:

(i)	to use its reasonable endeavours to procure that the net assets of Movianto UK Limited are at all times after Closing in excess of an amount of nine million pounds (£9,000,000), and until such time as this is satisfied, to procure that Movianto UK Limited shall not make any dividend payments or pay any management charges to Healthcare Services Group PLC, Movianto UK Limited (formerly known as Healthcare Logistics Limited), Healthcare Product Services Limited, Pharmacare Logistics Limited and Movianto Transport Solutions Limited (formerly known as Healthcare Logistics Group Limited); and

(ii)	unless the distributable profits of Movianto UK Limited in any preceding financial period, as determined from the audited accounts of Movianto UK Limited, are in excess of an amount of three million pounds (£3,000,000), the Purchaser 2 undertakes to procure that no management charges shall be paid by Movianto UK Limited or Healthcare Product Services Limited, Pharmacare Logistics Limited, Healthcare Logistics Group Limited, or as the case may be, any of their legal successors, under the Healthcare Services SPA.

If so desired by Seller 1, Purchaser 2 will give a corresponding undertaking to the vendors under the Healthcare Services SPA to the effect of the undertaking of Purchaser 2 set out above. Purchaser 2 will fully indemnify and hold the Seller 1 harmless from any costs and damages arising from its non-compliance with the undertakings set forth in this Section 15.1.

In the period from 31 December 2006 to Closing, Seller 1 confirms that Movianto UK Limited and Healthcare Services Group plc have complied with the restrictions imposed upon them pursuant to Section 7.2(g) of the Healthcare Services SPA.

15.2	Replacement of Collateral

15.2.1	The Purchasers shall use their reasonable endeavors to procure with effect as of Closing or, to the extent not procured by Closing, within a reasonable period after Closing, the full and unconditional release, including by way of cash deposit or in any other suitable manner, of the Sellers and their Affiliates from all obligations and liabilities relating to the guarantees, comfort letters and security interests exclusively as listed in Exhibit 15.2 which the Sellers or any of their Affiliates, or any third party on behalf of any of the Sellers or their Affiliates, has provided prior to the Closing Date in favor of or on behalf of any of the Movianto Companies (“Collateral”).

15.2.2	The Sellers or any of their Affiliates shall procure that any Collateral shall be kept in place after Closing until the Purchasers have completed the replacement of such Collateral.

15.2.3	In addition to Purchasers’ obligations under Section 15.2.1, the Purchasers shall, with effect as of the Closing Date, indemnify and hold harmless the Sellers and their Affiliates from any obligations and liabilities to any third party arising under or in connection with such Collateral and all damages and losses actually suffered in connection therewith.

16.	NON-COMPETE AND NON-SOLICITATION

16.1	Non-compete

16.1.1	For a period of twenty-four (24) months from the Closing Date, Seller 1 shall not, and Seller 1 shall procure that no Seller or Sellers’ Affiliate shall, provided that and for so long as they are controlled by Seller 1, directly or indirectly engage in the Restricted Business in the countries listed on Exhibit 16.1.1 (“Territories”).

16.1.2	For the purposes of this Section 16.1, “Restricted Business” means the business of providing logistics services (including, but not limited to, warehousing, transportation and/or related value added services) to healthcare product manufacturers on a (fixed or variable) fee per performed activity basis as conducted by the Movianto Companies with their respective customers (as listed in Exhibit 16.1.2; collectively, “Movianto Customers”) as of 23 July, 2012.

16.1.3	Notwithstanding the foregoing, the following activities shall be exempt from the covenant not to compete:

(i)	any activities (including future extensions thereof) constituting Restricted Business that is conducted by the Sellers and their Affiliates as of the Closing Date (“Celesio’s Existing Competing Activities”), it being understood that in case if any of the Sellers and/or any of their Affiliates have started negotiations with manufacturers to enter into a contractual agreement on the provision of services constituting Restricted Business before the Closing Date, such agreements, if they come into effect, will be deemed to be Celesio’s Existing Competing Activities;

(ii)	to the extent conducted with manufacturers who are part of Celesio’s Existing Competing Activities any (future) activities reasonably complementary or ancillary to Celesio’s Existing Competing Activities;

(iii)	any future activities constituting Restricted Business to the extent these activities are engaged in as a response to

(a)	changes in laws or regulations which would (i) require the Seller 1 or the Seller 1’s Affiliates to engage in such activities in order to be in compliance with such laws or regulations, or (ii) enable the Seller 1 or the Seller 1’s Affiliates to engage in such activities and it being reasonably expected that any of the Seller 1 or the Seller 1’s Affiliates’ competitors would do so, in each case provided, however, that this shall be limited to the jurisdiction where such laws or regulations are applicable; or

(b)	material changes in the overall market environment in those markets in which Seller 1 conducted any business activities at the time of Closing (“Celesio’s Existing Business”) which reasonably require the Sellers or the Sellers’ Affiliates to engage in such activities in order to remain competitive; or

(c)	offers, requests or requirements (including, without limitation, tender processes) by any manufacturer to which a major competitor of the Sellers or of Sellers’ Affiliates would as a matter of good business judgment respond by engaging in such activities;

(iv)	the acquisition of a non-controlling interest in an entity or group which is not primarily engaged in the Restricted Business; it being understood that if the gross margin (or gross profit) of the Restricted Business in the latest twelve months preceding the acquisition did exceed 50% of the aggregate gross margin (or gross profit) of the entity or group acquired, such entity or group acquired shall be deemed to be primarily engaged in the Restricted Business; or

(v)	the acquisition of a controlling interest in an entity or group which is not primarily engaged in the Restricted Business, provided that the gross margin (or gross profit) of the Restricted Business in the latest twelve months preceding the acquisition did not exceed (i) 20% of the aggregate gross margin (or gross profit) of the entity or group acquired or (ii) 50% of the aggregate gross margin (or gross profit) of the Movianto Companies;

provided that, none of the activities described in subsections (i) through (v) above that compete with the Restricted Business may be conducted by any Seller or any Sellers’ Affiliate for or in respect of any existing Movianto Customer. For the avoidance of doubt, the continuation or entry into a typical (as defined at the time of Closing) wholesaling supplier relationship (which is the principal business of Seller 1) with any of these Movianto Customers does not constitute a violation of this provision.

16.2	Non-solicitation

For a period of three years from the Closing Date, Seller 1 shall not, and Seller 1 shall procure that no Seller or Sellers’ Affiliate shall solicit for employment of any Key Employee other than Key Employees who (i) have been given notice of termination of their employment by the respective Movianto Company after the Closing Date, (ii) have given notice of termination of their employment or agreed to terminate their employment with the respective Movianto Company without any inducement by the Sellers or the Sellers’ Affiliates, or (iii) seek for employment with any of the Sellers or the Sellers’ Affiliates as a result of general advertising or otherwise upon their own initiative.

17.	FUTURE CO-OPERATION

Seller 1 and the Purchasers’ Guarantor have already before the Transaction initiated non-binding and preliminary discussions about different ways of future cooperation. These discussions will be continued if deemed to be appropriate by the Parties. Seller 1 is the natural Pan-European partner for the Movianto Companies providing last-mile distribution services. Further topics to be discussed could be, among others, combined models, joint entry into new markets as well as emergency distribution models. Cooperation between Seller 1, the Purchasers and Purchasers’ Guarantor not involving Movianto Companies could entail joint sourcing and pharmaceutical distribution to the Purchasers and the Purchasers’ Guarantor’s customers. Any obligation between Seller 1, the Purchasers and the Purchasers’ Guarantor under this Section 17 is subject to contract.

18.	ANNOUNCEMENTS, CONFIDENTIALITY AND OTHER BUSINESS MATTERS

18.1	Restrictions of Announcements

Each of the Parties undertakes that, prior to the Closing Date, it will not make any announcement in connection with this Agreement unless required by applicable mandatory law or stock exchange regulations or the other Party hereto has given its consent to such announcement in writing, including the form of such announcement, which consents may not be unreasonably withheld but may be subject to reasonable conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws, the Party being concerned shall - to the extent legally permissible - not disclose any such information without prior consultation with the other Party.

18.2	Confidentiality

18.2.1	The Parties agree to keep strictly confidential any information contained in this Agreement or obtained by them in connection with the transactions contemplated under this Agreement with respect to the respective other Party and its Affiliates unless otherwise agreed in writing between the Parties.

18.2.2	The obligations of confidentiality in Section 18.2.1 shall not apply to confidential information which was or is lawfully obtained by the Parties from other sources, was or is or becomes generally available to the public, which ceases to be a business or trade secret, or which is required to be disclosed to a competent tribunal or government agency or other regulatory body or otherwise in connection with any judicial or administrative proceeding, or which is required to be disclosed by mandatory law or stock exchange regulations.

18.2.3	Seller 1 shall procure that promptly after the date of signing of this Agreement it or its Affiliates shall request each person to whom information in relation to the Movianto Companies was provided in connection with the process conducted for the Transaction to return or destroy such information. Seller 1 hereby assigns all of its right and interests in all confidentiality undertakings exchanged with any such persons to the Purchasers and undertakes to notify such persons of such assignment together with the demand that the person return or destroy all the information provided on the Movianto Companies.

18.3	Cooperation

Upon and after the Closing Date, the Sellers and the Purchasers shall use their best efforts to execute and deliver or procure to be executed and delivered all such further acts, deeds, documents, instruments and things as may be reasonably necessary to implement the terms of this Agreement. The Purchasers will further procure that the Movianto Companies will grant the Sellers for a period of 12 months after Closing access to the Movianto Companies’ books and financial data pertaining to financial periods prior to the Closing Date as may be reasonably required by the Sellers from time to time. The Sellers shall provide the Purchasers all such assistance as may be reasonably required in connection with any legal or tax matters which relate to the period pre-Closing for a period of 12 months after Closing.

19.	NOTICES

All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail or courier to the addresses below or to such other addresses which may be specified by any Party to the other Party in the future in writing:

If to the Sellers:

The Sellers shall be notified under the following address:

Corporate Legal

Celesio AG

Neckartalstraße 155

70376 Stuttgart

Germany

T: +49 (0) 711.5001-1130

F: +49 (0) 711.5001-590

and

Corporate M&A

Celesio AG

Neckartalstraße 155

70376 Stuttgart

Germany

T: +49 (0) 711.5001-544

F: +49 (0) 711.5001-1257

With a copy to:

DLA Piper UK LLP

Att.: Dr Benjamin Parameswaran and Dr Michael Sörgel

Hohenzollernring 72

50672 Cologne

Germany

If to the Purchasers:

The Purchasers shall be notified under the following address:

Owens & Minor, Inc.

Attn.: Grace den Hartog

9120 Lockwood Boulevard

Mechanicsville

VA 23116

USA

With a copy to:

Ashurst LLP

Att.: Stephen Lloyd

Broadwalk House

5 Appold Street

London EC2A 2HA

UK

20.	MISCELLANEOUS

20.1	Costs

All expenses, costs, fees and charges incurred in connection with the transactions contemplated under this Agreement, including legal services, shall be borne by the Party commissioning the respective costs, fees and charges. All notarial fees and official fees charged by the cartel authorities in connection with the merger clearances required under this Agreement as well as any other fees charged by any other governmental authority in connection with the transactions contemplated under this Agreement shall be borne by the Purchasers. The Purchasers shall also be responsible for the payment of any sales or transfer taxes, including for the avoidance of doubt real estate transfer tax (Grunderwerbsteuer), or other similar charges, payable by reason of the Transaction. For the avoidance of doubt, the Sellers confirm and undertake to the Purchasers that all professional transaction costs incurred by any Seller in connection with the Transaction shall be borne exclusively by the Sellers and not any of the Movianto Companies and the Sellers shall indemnify and compensate the relevant Movianto Company and the Purchasers (as required) should any such costs be or have been borne by any Movianto Company.

20.2	Entire Agreement

This Agreement, together with the Escrow Agreement and the IT Transition Service Agreement, comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all oral and written declarations made by the Parties in connection with the Transaction. Changes or amendments to this Agreement (including this Section 20.2) must be made in writing by the Parties unless notarial form is required by mandatory law.

20.3	No Assignment

No Party shall be entitled to assign any rights, obligations or claims under this Agreement without the prior written consent of the other Parties.

20.4	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of Germany, excluding the German principles of conflicts of laws and the UN Convention on the Sale of Goods, provided that the legal transfer of title in the Movianto Companies shall be governed by the laws of the jurisdiction in which the respective Movianto Company is domiciled.

20.5	Disputes

20.5.1	Any dispute arising from or in connection with this Agreement and its consummation shall be finally settled by three arbitrators in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) as applicable from time to time without recourse to the courts of law. The venue of the arbitration shall be Stuttgart, Germany. The language of the arbitral proceedings shall be English, provided however, that the Parties shall be entitled to submit written evidence in the German language.

20.5.2	In the event mandatory applicable law requires any matter arising from or in connection with this Agreement and its consummation to be decided upon by the ordinary courts of law, the competent courts of Stuttgart, Germany, shall have jurisdiction.

20.6	Severability

In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties shall agree on and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any gaps (Vertragslücken).

Number 73 of the Roll of Notarial Deeds for 2012-MCS

Transacted

in Frankfurt am Main, this 30th and 31st day of August, 2012.

Before me, the undersigning

Dr. Martin C. Schmidt,

civil law notary

with offices in Frankfurt/Main

who upon request of the parties had proceeded to the offices of Ashurst LLP, OpernTurm, Bockenheimer Landstraße 2-4, 60306 Frankfurt am Main, appeared today:

1.	Dr. Thomas Karst, born on 8 October 1971, with business address at c/o Celesio AG, Neckartalstraße 155, 70376 Stuttgart, acting not for himself but in the name and on behalf of

Celesio AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, with its registered office at Neckartalstraße 155, 70376 Stuttgart, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under HRB 9517;

based upon a power of attorney dated 20 August 2012, a certified copy of which is attached hereto as Appendix A.1.

2.	Dr. Michael Sörgel, born on 23 August 1970, with business address at c/o DLA Piper UK LLP, Hohenzollernring 72, 50672 Cologne, acting not for himself but in the name and on behalf of

a)	Admenta Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, with its registered office at Neckartalstraße 155, 70376 Stuttgart, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under HRB 720173;

based upon a power of attorney dated 18 July 2012, a certified copy of which is attached hereto as Appendix A.2;

b)	Admenta Denmark ApS, a limited liability company incorporated under the laws of Denmark, with its registered office at Brandstrupvej 4, 2610 Rødovre, Denmark, registered under company registration number (CVR-no) 29 15 05 67, based upon a power of attorney dated 18 July 2012, a certified copy of which is attached hereto as Appendix A.3;

c)	Admenta France S.A., a limited liability company incorporated under the laws of France, with business seat at 2, rue Galien, 93400 Saint-Ouen, France, registered with the Registry of Commerce and Companies of Bobigny under number 345 277 917;

based upon a power of attorney dated 19 July 2012, a certified copy of which is attached hereto as Appendix A.4;

d)	OCP Portugal Produtos Farmaceuticos, S.A., a stock company incorporated under the laws of Portugal, with its registered office at Pinheiros Park II, Casal Pinheiro, 2580-507 Carregado, freguesia do Carregado, concelho de Alenquer, Portugal, taxpayer number 509040411, registered with the Registry of Companies of Maia under the same number;

based upon a power of attorney dated 19 July 2012, a certified copy of which is attached hereto as Appendix A.5.

3.	Dr. Philip Cavaillès, born on 26 August 1979, with business address at c/o Ashurst LLP, OpernTurm, Bockenheimer Landstraße 2-4, 60306 Frankfurt am Main, acting not for himself but in the name and on behalf of

a)	O&M-Movianto Nederland B.V. a limited liability company incorporated under the laws of the Netherlands, with its registered office at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands, registered with the Chamber of Commerce and Industry under registration number 55836151, based upon a power of attorney dated 27 August 2012, a certified copy of which is attached hereto as Appendix B.1;

b)	O&M-Movianto UK Holdings Ltd. a limited liability company incorporated under the laws of England and Wales, with its registered office at Broadwalk House, 5 Appold Street, London EC2A 2HA, United Kingdom, registered with the Companies House under 8179358, based upon a power of attorney dated 24 August 2012, a certified copy of which is attached hereto as Appendix B.2;

c)	O&M-Movianto France Holdings SAS a limited liability company incorporated under the laws of France, with its registered office at 76 rue de la Pompe, 75116 Paris, France, registered with the Registry of Commerce and Companies of Paris under number 753 422 575, based upon a power of attorney dated 27 August 2012, a certified copy of which is attached hereto as Appendix B.3;

d)	Owens & Minor, Inc. a joint stock company incorporated under the laws of the Commonwealth of Virginia, with its registered office at 9120 Lockwood Boulevard, Richmond, Virginia 23116, U.S.A., registered with the Virginia State Corporation Commission under 0419766, based upon a power of attorney dated 24 August 2012, a certified copy of which is attached hereto as Appendix B.4.

The originals of the above-mentioned powers of attorney were presented to the notary at this notarisation.

All persons appearing identified themselves to the acting notary by submission of their valid official picture identification documents.

The notary asked the persons appearing regarding a prior involvement according to sec. 3 para. 1 sent. 1 no. 7 of the German Notarisation Act (BeurkG). After instructions by the notary regarding the contents of this provision, the persons appearing and the notary answered this question in the negative.

The persons appearing requested the notary to notarise this deed mainly in the English and partly in the German language. The persons appearing confirmed that they are in adequate command of both the English and the German language. The notary declared that he is in adequate command of the English language as well.

The persons appearing, acting as aforesaid, then requested the notarisation of the

SHARE PURCHASE AGREEMENT

regarding the acquisition of the

MOVIANTO GROUP OF COMPANIES

attached to this deed as Enclosure I including its Exhibit 6.1.2. This Agreement, including its Exhibit 6.1.2, but excluding its table of contents, forms an integral part of this deed.

In addition to the aforementioned Exhibit 6.1.2 to Enclosure I, Enclosure I makes reference to various further Exhibits. These Exhibits are not attached to the present deed, but are attached to deed number 71/2012-MCS of the notary Dr. Martin C. Schmidt, Frankfurt/Main (the “Reference Deed I”) as well as to deed number 72/2012-MCS of the same notary (the “Reference Deed II”), both dated 28th, 29th, 30th and 31st August 2012 (together, the “Reference Deeds”). These Reference Deeds were available at this notarization in their respective original; they are hereby being referred to, including pursuant to Section 13a German Notarization Act (BeurkG), and are in their entirety made a part of this notarization. The persons appearing expressly declared that they are fully aware of the contents of the Reference Deeds including the Exhibits contained therein. After having been advised by the notary of the relevance of this reference, the persons appearing waived their right to have the Reference Deeds read out again and to have copies thereof attached to this deed.

The notary advised in particular of the following:

•	That this deed must contain all agreements of the parties with respect to the subject matter thereof, and that otherwise the agreement may be null and void;

•

that foreign law may be applicable to certain parts of the Agreement concluded under this deed, in particular with a view to the local transfer deeds to be entered into between the parties, and that the notary is under no obligation to advise, and has not advised, as to the contents of foreign law provisions and thus does not accept any liability in this regard;

•

that the effectiveness of a share transfer that, pursuant to the articles of association, requires the consent of the shareholders’ meeting or the company remains pending until the required consent has been granted;

•	of the liability of the transferor and the transferee of a German limited liability company (GmbH) for unpaid contributions upon the capital of the company;

•

that in case of share transfers in a German limited liability company (GmbH), the transferee is principally only deemed the owner of a share vis-à-vis the company if he is listed as such in the list of shareholders recorded in the commercial register, but that legal actions taken by a new shareholder are deemed to have become valid vis-à-vis the company with retroactive effect if the amended list of shareholders is recorded in the commercial register without undue delay after such actions have been taken;

•

that in case of share transfers in a German limited liability company (GmbH), legal actions of the transferor vis-à-vis the company or vice versa with regard to the company that are taken prior to the recording of the amended list of shareholders in the commercial register may be deemed to be effective against the transferee;

•

of the potential consequences of a list of shareholders that is incorrect in substance, and in particular the possibility and legal requirements of a bona fide acquisition of shares from a person who is listed in the list of shareholders, but does not hold ownership in the relevant share or shares;

•	of the notary’s duty to provide information under sec. 54 German Income Tax Implementation Regulation (EStDV);

•	that the parties will be jointly and severally liable for the costs of this deed.

The parties declared that Movianto GmbH does not own any real property. Movianto Deutschland GmbH owns real property; the notary advised that real estate transfer tax may be payable and pointed out his information duties under sec. 18 German Real Estate Transfer Tax Act (GrEStG).

The notary pointed out that he has not undertaken to advise the parties on tax matters, and thus does not accept any liability in this respect; the persons appearing, acting as aforesaid, expressly agreed to this.

This deed with its Enclosure I, including Exhibit 6.1.2 to Enclosure I, but excluding the table of contents contained in Enclosure I, was read aloud by the acting notary to the persons appearing, was in its entirety approved by the persons appearing and was signed by the persons appearing and the notary in their own hands as follows:

/s/ Thomas Karst

/s/ Michael Sorgel

/s/ Philip Cavailles

/s/ Martin C. Schmidt

Notary

[Notary Seal]